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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Great Plains Energy Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GREAT PLAINS ENERGY INCORPORATED
1200 MAIN STREET
KANSAS CITY, MISSOURI 64105

March 24, 2010

Dear Shareholder:

        We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 4, 2010, at the Kansas City Public Library Plaza Branch, Truman Forum Auditorium, 4801 Main Street, Kansas City, Missouri 64112. The Truman Forum Auditorium is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, no later than Friday, April 23, 2010.

        At this meeting, you will be asked to:

  1.
  Elect the Company's ten nominees as directors;

  2.
  Ratify the appointment of independent auditors for 2010;

  3.
  Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

        The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

        We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2010:
This proxy statement and our 2009 Annual Report are available at https://materials.proxyvote.com/391164

Country Club Plaza
N
W
E
S
Main St.
W. 47th St.
Brush Creek
Ward Pkwy.
Brookside Blvd.
W. 48th St.
Wornall Rd.
Main St.
Kansas City Public Library Plaza Branch
Volker Blvd.
W. 51st St.

▲ *Ward Parkway is one-way eastbound from Main St. to Brookside Blvd.*

The Plaza Branch of the Library is located just south of the Country Club Plaza near the intersection of Main and 48th streets. Complimentary parking is available in the parking garage, located off Main St.

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GREAT PLAINS ENERGY INCORPORATED
1200 Main Street
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 4, 2010
Time:	10:00 a.m. (Central Daylight Time)
Place:	Kansas City Public Library Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, Missouri 64112

PROXY STATEMENT

        This proxy statement and accompanying proxy card are being mailed, beginning March 24, 2010, to owners of our common stock for the solicitation of proxies by our Board of Directors ("Board") for the 2010 Annual Meeting of Shareholders ("Annual Meeting"). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

        In this proxy statement, we refer to Great Plains Energy Incorporated as "we," "us," "Company," or "Great Plains Energy," unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2010:
This proxy statement and our 2009 Annual Report are available at https://materials.proxyvote.com/391164

ABOUT THE MEETING

Why did you provide me this proxy statement?

        We provided you this proxy statement because you are a holder of our common stock and our Board of Directors is soliciting your proxy to vote at the Annual Meeting. As permitted by Securities and Exchange Commission ("SEC") rules, we have mailed a notice regarding the availability of proxy materials (the "Notice") and elected to provide access to this proxy statement and our 2009 annual report to shareholders to our beneficial shareholders and certain of our registered shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access and review the proxy statement and 2009 annual report to shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to those who do not request copies.

        For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see "Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?" below.

What will be voted on?

        At the Annual Meeting, you will be voting on:

  •
  The election of ten directors to our Board; and

  •
  The ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") to be our independent registered public accounting firm in 2010.

How do you recommend that I vote on these matters?

        The Board of Directors recommends that you vote FOR each of the people nominated to be directors, and FOR the ratification of the appointment of Deloitte & Touche.

Who is entitled to vote on these matters?

        You are entitled to vote if you owned our common stock as of the close of business on February 23, 2010 (also referred to as the Record Date). On that day, approximately 135,362,219 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.

I was an Aquila shareholder, and haven't delivered my Aquila stock certificates for exchange. Am I entitled to vote?

        Yes. You are entitled to vote the number of whole shares of Great Plains Energy stock that you have the right to receive in the exchange.

Is cumulative voting allowed?

        Cumulative voting is allowed with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees.

How many votes are needed to elect directors?

        The ten director nominees receiving the highest number of FOR votes will be elected. This is called "plurality voting." Withholding authority to vote for some or all of the director nominees, or not returning your proxy card or voting instructions, will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you. Please see "Will my shares held in street name be voted if I don't provide instructions?" on page 5.

How many votes are needed to ratify the appointment of Deloitte & Touche?

        Ratification requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

When will next year's annual meeting be held?

        Our By-laws provide that the annual shareholder meeting will be held on the first Tuesday of May. Next year's annual meeting will be held on May 3, 2011.

How can I submit a proposal to be included in next year's proxy statement?

        To be considered for inclusion in our proxy statement for the 2011 annual meeting, the Company must receive notice on or before November 24, 2010. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy, 1200 Main Street, Kansas City, MO 64105, Attention: Corporate Secretary.

Can I bring up matters at the Annual Meeting or other shareholder meeting, other than through the proxy statement?

        If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. The notice must contain the information required by our By-laws.

May I ask questions at the Annual Meeting?

        Yes. We expect that all of our directors, senior management, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

        The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process in the "Director Nominating Process" section on page 7.

        Our By-laws require shareholders wishing to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.

Who is allowed to attend the Annual Meeting?

        If you own our shares, you and a guest are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. If you own shares in a brokerage account in the name of your broker or bank ("street name"), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

ABOUT PROXIES

How can I vote at the Annual Meeting?

        You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Is Great Plains Energy soliciting proxies for the Annual Meeting?

        Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.

        Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902, has been retained by us to assist in the solicitation, by phone, of votes for a fee of $7,000, plus a charge of $6.50 per holder for telephone solicitations, and reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

        We have furnished the proxy materials, including the proxy card, to registered shareholders holding more than 500 shares, or who voted in the last annual meeting. These shareholders may also view the proxy materials online at the www.proxyvote.com website. They may vote their shares by mail, telephone or internet. To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions.

        We have mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through the www.proxyvote.com website, or by phone after accessing this website, or by mail if they request a paper copy of the proxy materials.

        In addition, this Proxy Statement and our 2009 Annual Report are publicly available at https://materials.proxyvote.com/391164.

        If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible street name shareholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in Broadridge's program.

        Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

        The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP") and Great Plains Energy 401(k) Plan accounts as of the close of business on February 23, 2010.

Can I change my mind after I submit a proxy?

        You may revoke your proxy at any time before the close of voting by:

  •
  written notice to the Corporate Secretary;

  •
  submission of a proxy bearing a later date; or

  •
  casting a ballot at the Annual Meeting.

        If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

I have Company shares registered in my name, and also have shares in a brokerage account. How do I vote these shares?

        Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don't provide instructions?

        The current New York Stock Exchange ("NYSE") rules allow brokers to vote shares on certain "routine" matters for which their customers do not provide voting instructions. The election of our directors is not a "routine" matter, and your broker will not vote your shares for the election of directors if you do not provide voting instructions. The ratification of the appointment of Deloitte & Touche, assuming that no contest arises, is a matter on which your broker can vote your shares without your instructions.

Is my vote confidential?

        We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

 ABOUT HOUSEHOLDING

Are you "householding" for your shareholders with the same address?

        Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of the shareholder documents (annual report, proxy statement, prospectus or other information statement) that we send unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their bank or broker regarding combined mailings.

Great Plains Energy Incorporated Investor Relations P.O. Box 418679 Kansas City, MO 64141-9679 1-800-245-5275

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

        Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on the Proxy Card

        The ten nominees presented have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting and until their successors are elected and qualified. All of the directors elected at the 2009 Annual Meeting, with the addition of John J. Sherman who was appointed to the Board on July 28, 2009, are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than ten nominees.

Nominees for Directors

        The following persons are nominees for election to our Board:

David L. Bodde	James A. Mitchell
Michael J. Chesser	William C. Nelson
William H. Downey	John J. Sherman
Randall C. Ferguson, Jr.	Linda H. Talbott
Gary D. Forsee	Robert H. West

The Board of Directors recommends a vote FOR each of the ten listed nominees.

Director Nominating Process

        The Governance Committee identifies and recommends director nominees to the independent directors of the Board. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential nominees.

        The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees identified by shareholders would be evaluated in the same way as nominees identified by the Governance Committee. Director nominees are selected based on their practical wisdom, mature judgment, and the diversity of their backgrounds and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. Under our Corporate Governance Guidelines, the Governance Committee may also consider in its assessment the Board's diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors.

        The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. As part of this process, the Chair of the Governance Committee solicits input from Board members regarding individual Board members. Each Board Committee receives and discusses the results of its self-evaluation, and the Governance Committee receives and discusses the results of the Board and all Committee self-evaluations. The results are also discussed with the full Board. The Board believes that the effectiveness of Board diversity is appropriately considered through the overall evaluation of Board and Committee effectiveness.

Director Nominee Qualifications

        The Board oversees the shareholders' interests in the long-term health and overall success of the business, and has responsibility for directing, overseeing and monitoring the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director has, but also upon their ability to work collaboratively on the Board and Committees, as well as the overall independence of the Board.

        The Company's business is focused on its regulated electric utilities. The electric utility industry in general, and the Company in particular, is capital-intensive and subject to extensive and dynamic utility and environmental regulation. The Company also operates in a technological environment that is complex and evolving. The Company's retail customer service areas are fixed by the state utility commissions, which means that the health and growth potential of the Company are directly tied to the communities it serves. These and other interdependent factors make strategic planning and execution of critical importance to the Company.

        The following summarizes the recent business experience of each nominee, and the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director in light of the Company's business and structure. The Board believes that the items noted for each nominee demonstrate the superior leadership, high performance standards, mature judgment, strategic planning capabilities, and the ability to understand and oversee the Company's strategies, operations and management of the complex issues the Company faces. The Board believes each nominee has demonstrated the ability to work together effectively, and to have the highest level of personal and professional ethics, integrity and values.

David L. Bodde	Director since 1994
Dr. Bodde, 67, is the Senior Fellow and Professor, Arthur M. Spiro Institute for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He is a trustee of The Commerce Funds (1994-present) and a director of our two public utility subsidiaries, Kansas City Power & Light Company (KCP&L) and KCP&L Greater Missouri Operations Company (GMO). Dr. Bodde served as a member of the Executive, Audit, and Compensation and Development Committees, during 2009.

Dr. Bodde has master of science degrees in nuclear engineering and management from the Massachusetts Institute of Technology, and a doctor of business administration degree from Harvard University. He has extensive experience in research, teaching, writing and consulting on energy policy, electric utility strategy and enterprise risk management, and technology assessment. His current work focuses on managing the risks of emerging energy technologies, especially related to electric utilities. His long tenure as a director provides valuable perspective and institutional knowledge to the Board's discussions and actions.
Michael J. Chesser	Director since 2003
Mr. Chesser, 61, is Chairman of the Board and Chief Executive Officer of Great Plains Energy (since October 2003), Chairman of the Board (since October 2003) and Chief Executive Officer (since August 2008) of KCP&L, and Chairman of the Board and Chief Executive Officer (since August 2008) of GMO. Mr. Chesser served as a member of the Executive Committee in 2009.

Mr. Chesser has extensive and varied utility industry senior management experience and accomplishments gained through his career at the Company, United Water, GPU Energy, Atlantic Energy and Baltimore Gas and Electric. He is a nationally recognized electric utility leader, including being a past chairman and current member of the board of the Electric Power Research Institute and a member of the Edison Electric Institute's executive committee. Mr. Chesser also brings broad strategic experience and insight into economic growth and policy through his roles as a Trustee of the Committee on Economic Development and as Chairman of the Kansas City Economic Development Corporation. As CEO of the Company, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company.

William H. Downey	Director since 2003
Mr. Downey, 65, is President and Chief Operating Officer of Great Plains Energy (since October 2003), President (since October 2003) and Chief Operating Officer (since August 2008) of KCP&L, and President and Chief Operating Officer (since August 2008) of GMO. He served as Chief Executive Officer of KCP&L (2003-2008). Mr. Downey also serves on the boards of Enterprise Financial Services Corp. (2002-present), KCP&L, and GMO. He was a director of Grubb & Ellis Realty Advisors, Inc. (2005-2008).

Mr. Downey has extensive and varied utility industry senior management leadership experience and accomplishments gained through his career at the Company and at Exelon, a Chicago-based investor-owned utility. As President and Chief Operating Officer of the Company, he brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He also has broad strategic experience and insight into economic growth and policy through his roles as a board member of the National Association of Manufacturers, Kansas City Industrial Foundation and the Greater Kansas City Chamber of Commerce.
Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 58, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and is the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance Committees during 2009. Mr. Ferguson is also a director of KCP&L and GMO.

Mr. Ferguson has extensive and varied senior management leadership experience and accomplishments gained through his 30-year career at IBM and at Tshibanda & Associates. He has broad strategic experience and insight into economic growth and policy through his leadership position at the Greater Kansas City Chamber of Commerce. Mr. Ferguson also brings a strong focus on the Company's community service and diversity activities. He has been recognized for his leadership and community service on numerous occasions, including recognition by The Kansas City Globe as one of Kansas City's most influential African Americans.
Gary D. Forsee	Director since 2008
Mr. Forsee, 59, is President of the four-campus University of Missouri System (since February 2008), the state's premier public institution of higher learning. He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He also serves on the Board of Ingersoll-Rand Company Limited (2007-present). Mr. Forsee served as a member of the Audit and Compensation and Development Committees during 2009. Mr. Forsee is also a director of KCP&L and GMO.

Mr. Forsee has extensive and varied senior management leadership experience and accomplishments gained as President of the University of Missouri System and through his more than 35 year telecommunications career at Sprint Nextel, BellSouth Corporation, Global One, AT&T and Southwestern Bell. Mr. Forsee's experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company, which is facing similar challenges.

James A. Mitchell	Director since 2002
Mr. Mitchell, 68, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures. He retired as the Chairman and Chief Executive Officer of IDS Life Insurance Company, a subsidiary of the American Express Company, in 1999. He also serves on the Board of Capella Education Company (1999-present). Mr. Mitchell served as a member of the Executive, Compensation and Development and Governance Committees during 2009. Mr. Mitchell is also a director of KCP&L and GMO.

Mr. Mitchell has extensive and varied senior management leadership experience and accomplishments gained through his 36-year career at IDS Life Insurance Company, American Express and CIGNA, which are highly regulated businesses, as is the Company. His nationally-recognized business ethics leadership provides unique value and support to the Company's commitment to ethical business conduct. Mr. Mitchell founded the James A. and Linda R. Mitchell/American College Forum on Ethical Leadership in Financial Services, and was named in 2008 as one of the "100 Most Influential People in Business Ethics" by Ethisphere.
William C. Nelson	Director since 2000
Mr. Nelson, 72, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations, and institutions. He also serves on the Board of DST Systems (1996-present). Mr. Nelson served on the Executive, Audit, and Compensation and Development Committees during 2009. Mr. Nelson is also a director of KCP&L and GMO.

Mr. Nelson has extensive and varied senior management leadership experience and accomplishments gained through his financial services career at George K. Baum Asset Management, Bank of America, Boatmen's First National Bank of Kansas City, First RepublicBank Corporation and Mellon Bank. Mr. Nelson's financial services expertise provides deep knowledge and insight to the Company's financial reporting process as well as its capital raising plans and activities.
John J. Sherman	Director since 2009
Mr. Sherman, 54, has served as the President, Chief Executive Officer and a director of Inergy Holdings GP, LLC (the general partner of Inergy Holdings, L.P.) since April 2005 and has also served as President, Chief Executive Officer and a director of Inergy GP, LLC (the managing general partner of Inergy, L.P.) since March 2001. Mr. Sherman serves on the Audit and Governance Committees. He is also a director of KCP&L and GMO.

Mr. Sherman has extensive and varied senior management leadership experience, accomplishments and energy policy expertise gained through his career in the propane industry with Inergy, Dynegy, LPG Services Group (which he cofounded) and Ferrellgas. In addition to this expertise, Mr. Sherman brings a strong entrepreneurial focus to the Company's strategic planning.
Linda H. Talbott	Director since 1983
Dr. Talbott, 69, is President and CEO of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees during 2009. Dr. Talbott is also a director of KCP&L and GMO.

Dr. Talbott brings unique value and insight to the direction and oversight of the Company's community and societal activities through her consulting and leadership on philanthropy, nonprofit leadership and corporate governance. Her extensive involvement with philanthropic and nonprofit organizations gives her a deep understanding of local, national and international social needs and issues, and the social responsibilities of business organizations in general and the Company in particular. Her long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions.

Robert H. West	Director since 1980
Mr. West, 71, retired in July 1999 as Chairman of the Board of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He served on the board of Burlington Northern Santa Fe Corporation (1980-2010). Mr. West became a director of Commerce Bancshares, Inc. in 1985, and his service will end at that company's 2010 annual meeting. Mr. West served as the Lead Director of the Board and as a member of the Audit, Executive, Compensation and Development, and Governance Committees during 2009.

Mr. West has extensive and varied senior management leadership experience and accomplishments gained through his 31-year career at Butler Manufacturing Company. Mr. West brings a broad perspective of corporate governance responsibilities through his service as a director with Commerce Bancshares and Burlington Northern Santa Fe. Additionally, the knowledge and experience gained as a director of Commerce Bancshares provides deep knowledge and insight to the Company's financial reporting process as well as its capital raising plans and activities. His long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on the Proxy Card

        Deloitte & Touche has acted as our independent registered public accounting firm since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2010, subject to ratification by the shareholders of the Company.

        Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by our independent auditors. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit and permissible non-audit services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives reports at each regular meeting regarding the pre-approved services performed by the independent auditors. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent auditors, and report such pre-approval at the next Audit Committee meeting.

Fees paid to Deloitte & Touche

        The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2009 and 2008, and for other services rendered during 2009 and 2008 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2009	2008

Audit Fees	$2,174,740	$2,828,707

Audit-Related Fees	99,744	126,772

Tax Fees	223,353	47,871

All Other Fees	9,500	5,400

Total Fees:	$2,507,337	$3,008,750

        Audit Fees:    Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit of and reports on the effectiveness of internal control over financial reporting and on management's assessment of the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

        Audit-Related Fees:    Consist of fees billed to the Company for benefit plan audits and for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries, and are not reported under "Audit Fees." These services included consultation concerning financial accounting and reporting standards and, in 2008, the acquisition of Aquila.

        Tax Fees:    Consist of fees billed to the Company for benefit plan tax services and for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

        All Other Fees:    Consist of fees for all other services other than those described above. Those services included accounting research tool subscriptions and in 2009 included the development and facilitation of a group training course.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

        The Audit Committee is currently comprised of six independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee's activities in 2009 included the following:

  •
  reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

  •
  discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the "PCAOB"); and

  •
  received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Audit Committee
Robert H. West, Chair David L. Bodde Randall C. Ferguson, Jr. Gary D. Forsee William C. Nelson John J. Sherman

CORPORATE GOVERNANCE

        We are committed to the principles of good corporate governance. Lawful and ethical business conduct is required at all times from our directors, officers and employees. Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports by the Chairman and other officers at Board and Committee meetings. We have described below certain key corporate governance and ethics policies and practices which we have adopted to manage the Company. We believe these policies and practices are consistent with our commitments to good corporate governance, ethical business practices and the best interests of our shareholders.

        Board Attendance at Annual Meeting.    All directors are expected to attend the 2010 Annual Meeting. All directors (with the exception of Mr. Sherman, who was elected in July 2009) were present at the 2009 Annual Meeting.

        Board Leadership Structure.    The Board has used a Lead Director—Chairman and Chief Executive Officer structure since 2003. Mr. Chesser has been Chairman of the Board and Chief Executive Officer, and Mr. West has been Lead Director during this time. The Board has delegated oversight, monitoring and other responsibilities to its standing committees, as described in the Company's By-laws and in the applicable Committee charters, subject to the Board's continuing general oversight and monitoring. Except for the Executive Committee, the chairs of the standing committees are independent members of the Board.

        As described in the Company's Corporate Governance Guidelines, the Lead Director is an independent director elected annually by the independent members of the Board. The Lead Director is responsible for (i) presiding over meetings of the independent members of the Board; (ii) working with the Chairman of the Board to establish Board meeting agendas; (iii) coordinating communication between the independent members of the Board and management; and (iv) other duties as the Board may delegate. The Lead Director is also available for discussion with individual directors regarding key issues, individual performance, or any other matters relating to enhanced Board effectiveness.

        The Board believes that this has been, and continues to be, an appropriate corporate governance structure for the Company, given each role's responsibilities, and the leadership, experience and other qualities of the independent members of the Board and the particular persons occupying these roles. As implemented by the Company, the combined Chairman of the Board and Chief Executive Officer role focuses the accountability and responsibility of achieving the Company's objectives, and the Lead Director role provides the independent members of the Board with effective Board leadership, oversight and monitoring of the Company and its management.

        Board Oversight of Risk Management.    As described in our Corporate Governance Guidelines, the Board reserves oversight of the major risks facing the Company as well as mitigation plans. It has delegated specific risk oversight responsibility to its Compensation and Development, Governance and Audit Committees, as summarized below and as described in those Committees' charters. The Governance Committee is charged with ensuring that the Board and its Committees are effectively executing their respective risk governance roles. The chair of each committee reports on committee activities to the full Board at each meeting. Each member serves on at least two Board Committees, and members may attend any other Committee's meeting (except non-independent members cannot attend executive sessions). This facilitates broad communication, monitoring and oversight of risks at the Committee level.

        The full Board oversees and reviews the Company's annual risk assessment and mitigation activities plans, and is provided updates on significant events and the status of, and changes in, the risks or mitigation plans. In addition to these Board and Committee risk management oversight processes, presentations focusing in-depth on one or more significant risk areas and the Company's corresponding mitigation plans and activities are made at each regularly scheduled Board meeting.

        The current roles of the Board and Committees in risk oversight were inherent in, or integrated into, the existing Board governance framework with no effect on the Board's leadership structure.

        Meetings of the Board.    The Board held eight meetings in 2009. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and committees to which he or she was assigned, with the exception of Mr. Sherman, who was appointed to the Board on July 28, 2009, and through the remainder of the year attended 70% of the Board and assigned committee meetings. The independent members of the Board also held regularly scheduled executive sessions, presided over by Mr. West as Lead Director, with no members of management present.

        Committees of the Board.    The Board's four standing committees are described below.

          Executive Committee— exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings. The Committee's current members are Messrs. Chesser (Chairman), Mitchell, Nelson and West.

          The Committee did not meet in 2009.

          Audit Committee— oversees the auditing, accounting and financial reporting of the Company including:

    •
    monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

    •
    maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters;

    •
    monitoring the Company's controls regarding fraud prevention, detection and reporting of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting;

    •
    reviewing Company policies with respect to risk assessment and management, including the significant risks or exposures facing the Company and the steps management has taken to monitor and control such risks or exposures;

    •
    having direct responsibility for the appointment, compensation, retention, termination, terms of engagement, evaluation and oversight of the work of the Company's independent auditors;

    •
    reviewing and discussing significant audit services department findings and recommendations and management's responses; and

    •
    providing an avenue of communication among the independent auditors, management, audit services department and the Board.

        The Committee's current members are Messrs. West (Chairman), Ferguson, Forsee, Nelson, and Sherman, and Dr. Bodde. All members of the Audit Committee are "independent," as defined for audit committee members by the NYSE listing standards. The Board identified Messrs. Forsee, Nelson, Sherman and West as independent "audit committee financial experts" as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

          The Committee held seven meetings in 2009.

          Compensation and Development Committee— reviews and assists the Board in overseeing compensation and development matters including:

    •
    aligning the interests of directors and executives with the interests of shareholders;

    •
    motivating performance to achieve the Company's business objectives;

    •
    developing existing and emerging executive talent within the Company;

    •
    engaging third-party consultants to assist the Committee in the development and evaluation of compensation programs and compensation recommendations;

    •
    ensuring appropriate discussion and oversight of risk arising from the design and ongoing administration of the Company's compensation plans;

    •
    administering Great Plains Energy's incentive plans for officers; and

    •
    recommending compensation to be paid to Board members and Company officers.

          The Committee's current members are Messrs. Nelson (Chairman), Forsee, Mitchell and West and Drs. Bodde and Talbott. The Committee held eight meetings in 2009.

          The processes and procedures for considering and determining executive compensation, including the Committee's authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants in the processes, are described in the "Compensation Discussion and Analysis" section starting on page 23.

          Governance Committee— reviews and assists the Board with all corporate governance matters including:

    •
    ensuring the identification and recommendation of nominees qualified to become Board members;

    •
    monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;

    •
    developing, recommending and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries;

    •
    ensuring the Board and Committees are effectively executing their risk governance roles; and

    •
    monitoring the effectiveness of the Company's social responsibility program.

          The Committee's current members are Messrs. Mitchell (Chairman), Ferguson, Sherman, and West and Dr. Talbott. The Committee held five meetings in 2009.

        Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct.    The Board has adopted written corporate governance guidelines to assist the Board and its Committees in carrying out their responsibilities. Each of the Audit, Compensation and Development, and Governance Committees has a written charter that describes its purposes, responsibilities, operations and reporting to the Board. The governance guidelines and committee charters provide a clear view of how the Board and its committees function.

        Lawful and ethical business conduct is required at all times. Our Board has adopted a Code of Ethical Business Conduct, which applies to our directors, officers and employees. Although the Code is designed to apply directly to our directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code. The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company; other parts of the process include policies and procedures, compliance monitoring and reporting, and annual training on various areas of the law and the Code. We established the toll-free "ConcernsLine" years ago. The ConcernsLine is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints by anyone inside or outside the Company. The ConcernsLine number is listed in our Code.

        Our corporate governance guidelines, committee charters and the Code are available on the Company's website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, MO 64105.

DIRECTOR INDEPENDENCE

        Our Corporate Governance Guidelines require that a majority of our directors be independent as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted Director Qualification Standards, which are contained in the Company's Corporate Governance Guidelines, to assist it in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.greatplainsenergy.com. Our Director Qualification Standards conform to and exceed the NYSE objective independence standards.

        With the assistance of legal counsel to the Company, the Governance Committee reviewed the applicable legal standards for Board and Committee member independence and the Director Qualification Standards. The Governance Committee also reviewed an analysis of the information provided by each director in the annual questionnaires completed in January 2010, and a report of transactions between the Company and director-affiliated entities. The Governance Committee reported its independence determination recommendations to the full Board, and the Board has made its independence determinations based on the Governance Committee's report and the supporting information. In making its independence determinations, the Board considered all commercial, charitable and other transactions and relationships between the Company and its subsidiaries, on the one hand, and the directors and their immediate family members, on the other hand, that were disclosed in the annual questionnaires. None of the identified transactions is a "related party" transaction that is required to be disclosed in this proxy statement.

        Based on this review, the Board affirmatively determined at its February 2010 meeting that the following directors (who are also nominees for directors at our Annual Meeting) are independent under the director qualification standards:

David L. Bodde	James A. Mitchell	Linda H. Talbott
Randall C. Ferguson, Jr.	William C. Nelson	Robert H. West
Gary D. Forsee	John J. Sherman

The Board previously affirmatively determined that Mr. Jimenez (who did not stand for reelection in 2009) and Mr. Ernst (who resigned in January 2009) were independent. Only independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements.

        The Board determined that Messrs. Chesser and Downey are not independent under the Director Qualification Standards, because they are executive officers of the Company.

        With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

        From time to time during the past three years, the Company engaged in ordinary course business transactions with various companies with which certain directors or their immediate family members were or are affiliated, either as members of such companies' board of directors or trustee, in the case of Messrs. Ferguson, Forsee, Nelson, Sherman and West, and Dr. Bodde, or as officers or employees, in the case of Messrs. Ferguson, Forsee and Nelson. The Board reviewed all transactions with each of these entities and found that all of these transactions were made in the ordinary course of business and were below the thresholds set forth in our Director Qualification Standards, except with respect to Mr. Nelson. Mr. Nelson's spouse is a director of a nonprofit organization, and the Company's regulated retail electricity sales to that organization were approximately $450,000 in 2009. The Board determined that this transaction did not impair Mr. Nelson's independence. In addition, the Company made donations to certain institutions with which certain directors or their immediate family members, including Messrs. Ferguson, Forsee, Nelson, Sherman and West, are affiliated. None of the contributions approached the levels set forth in our Director Qualification Standards.

        In addition to the above matters, the Board considered the fact that our regulated electric utility subsidiaries provide retail electric service to the directors, their immediate family members, and employers who are in our utility subsidiaries' service territories.

 RELATED PARTY TRANSACTIONS

        The Governance Committee has established written policies and procedures for review and approval of transactions between the Company and related parties. If a related party transaction subject to review directly or indirectly involves a member of the Governance Committee (or an immediate family member of such member), the remaining Governance Committee members will conduct the review. In evaluating a related party transaction involving a director, executive officer, holder of more than 5% of our voting stock, or any member of the immediate family of any of the foregoing persons, the Governance Committee considers, among other factors:

  •
  the benefits to the Company associated with the transaction and whether comparable or alternative goods or services are available to the Company from unrelated parties;

  •
  the nature of the transaction and the costs to be incurred by the Company or payment to be made to the Company;

  •
  the terms of the transaction, including the goods or services provided by or to the related party;

  •
  the significance of the transaction to the Company and to the related party; and

  •
  whether the related party transaction is in the best interest of the Company.

        Each year, each director and officer completes a questionnaire that requires disclosure of any transaction with the Company in which they, or any member of their immediate family, has a direct or indirect material interest. The questionnaire also requires disclosure of relationships that the director or officer, and the members of his or her immediate family, have with other entities. Directors and officers are also required to notify the Corporate Secretary when there are any changes to the previously reported information.

        The Company's legal staff is primarily responsible for the development and implementation of procedures and controls to obtain information from the Company's directors and officers relating to related party transactions and relationships and determining, based upon the facts and circumstances, including a review of Company records, whether the Company or a related party has a direct or indirect material interest in a transaction. The Company's legal staff then provides the results of its evaluation to the Governance Committee and Board for their use in determining director independence and related party disclosure obligations. Please see the section titled "Director Independence" on page 16 for a discussion of how director independence is determined.

        The Governance Committee's policies provide that certain types of related party transactions are permitted without prior approval of the Governance Committee, even if the aggregate amount involved will exceed $120,000 (although all such transactions are reported annually to the Governance Committee and the Board), including but not limited to:

  •
  where the transaction is one where the rates or charges are determined by competitive bids and the transaction was the lowest bid;

  •
  tariffed retail electric services provided by the Company;

  •
  transactions where the party's interest arises only from his or her position as a director of the other party;

  •
  transactions with another entity at which the party's only relationship is as an employee (other than an executive officer);

  •
  if the aggregate amount involved does not exceed the greater of $1 million or 2% of that entity's consolidated gross revenues;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a party's only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved is less than the greater of $1 million or 2% of the organization's total annual charitable receipts;

  •
  transactions involving common or contract carrier services at rates fixed in conformity with law or governmental authority; and

  •
  transactions (other than loans by the Company) available to all employees generally.

        To receive Governance Committee approval, related party transactions must have a Company business purpose and be on terms that are fair and reasonable to the Company, or as favorable to the Company as would be available from non-related entities in comparable transactions. The Governance Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

        There were no related party transactions in 2009 that were required either to be approved under these policies or reported under the SEC related party transaction rules.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

BOARD POLICY REGARDING COMMUNICATIONS

        The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

Chairman, Governance Committee Great Plains Energy Incorporated 1200 Main Street Kansas City, MO 64105
Attn: Barbara B. Curry, Corporate Secretary

        All communications will be forwarded directly to the chairman of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following tables show, as of March 2, 2010, beneficial ownership of Company common stock by (i) each named executive officer ("NEO"), (ii) each director, (iii) all directors and executive officers as a group, and (iv) each shareholder who the Company knows is a beneficial owner of more than 5% of the outstanding shares of the Company's common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than 1% of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock, except as described below. Except as noted below, the Company believes that the persons listed in the tables below have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name (a)	Beneficially Owned Shares (#) (b)		Vested Stock Options and Options that Vest Within 60 Days (#) (c)	Share Equivalents to be Settled in Stock (1) (#) (d)	Total Share Interest (#) (e)

Named Executive Officers

Michael J. Chesser	212,525	(2)	—	—	212,525

Terry Bassham	120,322	(3)	—	—	120,322

William H. Downey	150,976	(4)	45,249	—	196,225

John R. Marshall	88,540	(5)	—	—	88,540

Barbara B. Curry	50,943	(6)	—	—	50,943

Non-Management Directors

David L. Bodde	15,917	(7)	—	4,688	20,605

Randall C. Ferguson, Jr.	7,548	(8)	—	4,688	12,236

Gary D. Forsee	3,500		—	2,691	6,191

James A. Mitchell	13,568		—	—	13,568

William C. Nelson	14,637	(9)	—	—	14,637

John J. Sherman	1,608		—	—	1,608

Linda H. Talbott	14,563	(10)	—	4,688	19,251

Robert H. West	13,143	(11)	—	4,688	17,831

All Great Plains Energy Directors and Executive Officers as a Group (17 persons)					903,896

(1)
The shares listed for directors are for director deferred share units through our Long-Term Incentive Plan which will be settled in stock on a 1-for-1 basis upon the first January 31st following the last day of service on the Board.
(2)
The amount shown includes 112,350 restricted stock shares and 1,814 shares held in the 401(k) plan.
(3)
The amount shown includes 93,408 restricted stock shares.
(4)
The amount shown includes 59,302 restricted stock shares and 2,714 shares held in the 401(k) plan.
(5)
The amount shown includes 31,233 restricted stock shares and 2,614 shares held in the 401(k) plan.
(6)
The amount shown includes 23,429 restricted stock shares and 1,234 shares held in the 401(k) plan.
(7)
The amount shown includes 14,917 shares held in joint tenancy with Dr. Bodde's spouse, and 1,000 shares held in trust accounts for Dr. Bodde's mother in which Dr. Bodde is trustee. Dr. Bodde disclaims beneficial ownership of the 1,000 shares in such trust accounts.
(8)
The amount shown includes 5,743 shares held in joint tenancy with Mr. Ferguson's spouse.
(9)
The amount shown includes 62 shares reported and held by Mr. Nelson's spouse. Mr. Nelson disclaims beneficial ownership of such shares. Mr. Nelson also holds 1,000 of our Equity Units (0.02% of the total outstanding Equity Units). Each Equity

  Unit consists of a purchase contract and a 5% undivided beneficial ownership interest in a $1,000 principal amount of a 10% subordinated note due 2042. The purchase contract obligates Mr. Nelson to purchase, and the Company to sell, on June 15, 2012, for $50 in cash, a number of newly issued shares of common stock equal to the "settlement value". The settlement value is calculated as follows: (a) if the applicable market value of our common stock is equal to or greater than $16.80 per share, the settlement rate will be 2.9762 shares of common stock; (b) if the applicable market value of our common stock is less than $16.80 but greater than $14.00, the settlement rate will be the number of shares of common stock equal to $50, divided by the applicable market value; and (c) if the applicable market value of our common stock is less than or equal to $14.00, the settlement rate will be 3.5714 shares. The applicable market value is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. Consequently, the number of shares to be delivered on June 15, 2012, cannot be determined at this time.

(10)
The amount shown includes 2,400 shares held in joint tenancy with Dr. Talbott's spouse.
(11)
The amount shown includes 492 shares held in joint tenancy with Mr. West's spouse, and 1,000 shares reported and held by Mr. West's spouse. Mr. West disclaims beneficial ownership of the 1,000 shares reported and held by his spouse.

Beneficial Ownership of 5% or More

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (Based on Schedule 13G Filing)	Percentage of Common Shares Outstanding

Putnam, LLC P.O. Box 8383 Boston, MA 02266	8,204,160	6.06%

        The information in the preceding table and in this paragraph is taken entirely from the Schedule 13G filed by Putnam, LLC and affiliated reporting persons on February 12, 2010. The Schedule 13G states that the reporting persons collectively have beneficial ownership of 8,204,160 of our shares as to which they collectively hold shared dispositive power, and 290,788 shares as to which they collectively hold shared voting power. The percentage is based on approximately 135,362,219 shares of our common stock outstanding as of February 23, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons owning more than 10% of our common stock, to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2009 have been timely filed, except for the following matters. Stephen T. Easley, a former executive officer of the Company, resigned as of January 2, 2009 and as a result forfeited restricted stock on that date. The report disclosing the forfeiture was filed on January 9, 2009. Michael L. Deggendorf, an executive officer of the Company, held Aquila, Inc. stock that was converted into the right to receive 675 shares of Great Plains Energy stock when Aquila was acquired on July 14, 2008. The report disclosing the conversion was filed on January 22, 2009.

DIRECTOR COMPENSATION

        We compensate our non-employee directors as summarized below. Messrs. Chesser and Downey are officers of the Company, and do not receive compensation for their service on the Board. We paid non-employee directors an annual retainer of $85,000 in 2009. Of this amount, $35,000 was in cash, and $50,000 was in common stock (valued on the grant date and rounded to the next highest whole share) through our Long-Term Incentive Plan (the "LTIP"). The retainer was increased to $90,000 starting in 2010, reflecting a $5,000 increase in the common stock portion of the retainer. Our Lead Director received an additional annual retainer of $20,000, and the chairs of the Board's Audit, Compensation and Development, and Governance Committees received an additional annual retainer of $10,000, $5,000 and $5,000, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended were also paid in 2009. These fees were increased to $1,500 per meeting starting in 2010. Directors may defer the receipt of all or part of the cash retainers and meeting fees through our non-qualified deferred compensation plan, and may also defer the receipt of all or part of the common stock through Director Deferred Share Units ("DSUs") under the LTIP. Directors must make their deferral elections prior to the year in which the common stock would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs held on that date. DSUs will be converted into an equal amount of shares of common stock on the January 31st next following the date the director's service on the Board terminates. The number of whole shares will be distributed to the director, with any fractional share paid in cash (using the closing price of our common stock as of the preceding business day).

        We offer life and medical insurance coverage to only the current non-employee directors who were first appointed before May 1, 2006, and their families. The aggregate premium paid by us for this coverage in 2009 was $44,924. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. We paid in certain years prior to 2009, and we may pay in future years, the expenses incurred by directors' spouses in accompanying the directors to one Board meeting per year. We did not pay any such expenses in 2009. We also match on a two-for-one basis up to $5,000 per year (which would result in up to a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our generation and service communities.

        The following table outlines all compensation paid to our non-employee directors in 2009. We have omitted the columns titled "Option awards" and "Non-equity incentive plan compensation" because our non-employee directors did not receive any in 2009.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (f)	All other Compensation (4) ($) (g)	Total ($) (h)

Dr. Bodde	57,000	50,009	50,247	676	157,932

Mr. Ernst (5)	1,000	—	21,199	76	22,275

Mr. Ferguson	55,000	50,009	—	38,083	143,092

Mr. Forsee	58,000	50,009	1,449	—	109,458

Mr. Jimenez (6)	21,115	50,009	356	76	71,556

Mr. Mitchell	61,000	50,009	—	76	111,085

Mr. Nelson	62,000	50,009	—	10,076	122,085

Mr. Sherman	24,500	25,011	—	—	49,511

Dr. Talbott	56,000	50,009	4,141	18,194	128,344

Mr. West	90,000	50,009	38,619	14,194	192,822

(1)
The amounts shown include cash retainers of $35,000 (prorated for Messrs. Jimenez ($12,115) and Sherman ($17,500)), attendance fees of $1,000 for each Board and Committee meeting attended, and additional retainers for Mr. West ($20,000), as Lead Director, and Messrs. West ($10,000), Nelson ($5,000) and Mitchell ($5,000) as committee chairs. Mr. Ernst received no cash retainer in 2009.

(2)
The amounts shown in this column are the aggregate grant date fair values of Director Shares and DSUs granted during 2009 computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The value of shares credited on DSUs on account of dividends paid on common stock is factored into the grant date fair value, and thus is not included in the "All Other Compensation" column. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2009, Messrs. Ferguson and West, and Drs. Talbott and Bodde each held an aggregate of 4,688 DSUs, and Mr. Forsee held an aggregate of 2,691 DSUs (including shares credited on account of dividends paid on common stock).
(3)
The amounts shown represent the above-market earnings during 2009 on nonqualified deferred compensation.
(4)
The amounts shown consist of, as applicable for each director, matched charitable contributions and premiums for life insurance and health insurance. The matched charitable contributions reported in this column are: Dr. Bodde, $600; Mr. Ferguson, $10,000; Mr. Nelson, $10,000; Dr. Talbott, $10,000; and Mr. West, $6,000. The Company paid $28,083 during 2009 for life and health insurance for Mr. Ferguson. As permitted by SEC rules, we excluded from the table other perquisites and personal benefits for any director where the total value was less than $10,000.
(5)
Mr. Ernst resigned on January 27, 2009.
(6)
Mr. Jimenez's term expired May 5, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information and a comprehensive analysis of the compensation awarded to, earned by, or paid to our NEOs:

  •
  Michael J. Chesser, Chairman of the Board and Chief Executive Officer of Great Plains Energy, KCP&L and GMO;

  •
  William H. Downey, President and Chief Operating Officer of Great Plains Energy, KCP&L and GMO;

  •
  Terry Bassham, Executive Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

  •
  John R. Marshall, Executive Vice President—Utility Operations of KCP&L and GMO; and

  •
  Barbara B. Curry, Senior Vice President—Human Resources and Corporate Secretary of Great Plains Energy, KCP&L and GMO.

        Great Plains Energy currently has a single core utility business comprised of two subsidiaries: KCP&L, an integrated, regulated electric utility that primarily provides electricity to customers in the states of Missouri and Kansas; and GMO, an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. All of the employees within the Great Plains Energy organization are employed by KCP&L.

Overview of Company Performance

        The combination of challenges the Company faced in 2009 was unprecedented in recent experience. The severe recession hit our service territory hard. For the first time since 1982, our weather-normalized megawatt hour sales declined compared to the prior year. Weather-normalized consumption was down because of a combination of declining customer usage and relatively flat customer growth. In addition to the economic environment, weather also affected us. Ours is a seasonal business in which we typically generate about 60 percent of our earnings from cooling-related consumption in the third quarter, and in 2009 our region experienced the coolest summer in 30 years.

        Despite these challenges, we were able to leverage our solid utility operations, our ability to execute effectively, and our strong community, political and regulatory focus to accomplish many significant achievements, including:

  •
  successfully completing a major environmental retrofit project and overhaul of Iatan 1;

  •
  making significant progress on the construction of Iatan 2;

  •
  achieving Tier 1 business customer satisfaction and system reliability rankings, as measured by J.D. Power surveys;

  •
  completing five rate cases with constructive outcomes;

  •
  operating our generation fleet efficiently throughout the year;

  •
  exceeding our initial integration and synergy targets for the GMO transaction;

  •
  supporting a new energy-efficiency bill in Missouri, expanding our leadership role in reshaping our industry; and

  •
  aggressively and diligently managing our costs.

        In 2009, income from continuing operations was up 27 percent; however, our earnings per share declined compared to 2008. This was primarily caused by unfavorable comparative results from the discontinued operations of Strategic Energy, which we sold in 2008, as well as dilution from additional shares outstanding. Our stock price, while appreciating significantly from a yearly low in early March, ended the year flat with 2008 levels. We believe that our total return performance over recent years reflects that investors have remained cautious of the risks inherent in an extended construction program of the scale of our Comprehensive Energy Plan. While the Board and management are neither pleased nor satisfied with the long-term total shareholders returns, they believe that the platform built over recent years positions the Company for top tier performance over the next five years.

        The Committee and Board considered these challenges and accomplishments, as well as the fact that Company executives did not receive annual incentive plan payments for the 2007 or 2008 plan years, or long-term equity incentive payments for the performance period that ended in 2008, as a result of not attaining earnings performance metrics, in their compensation actions for 2009. This resulted in an increased emphasis on operational, business and credit-related objectives, the awarding of discretionary bonuses and amendment of outstanding performance share awards, as explained below.

Governance of the Company's Compensation Program

        The Compensation and Development Committee (Committee) currently is made up of six non-employee directors, each of whom is independent under the applicable standards of the NYSE. Two former directors also served on the Committee for a portion of 2009. Mr. Ernst resigned from the Board in January 2009 and Mr. Jimenez declined to stand for reelection to the Board in May 2009.

        The Committee sets the executive compensation structure and administers the policies and plans that govern compensation for the NEOs and other officers. The Committee's charter has been approved by the Board, and decisions by the Committee are reviewed with, and approved by, the independent members of the full Board. A copy of the charter can be found on the Company's website at www.greatplainsenergy.com.

Role of Executive Officers

        Each year, Mr. Chesser submits to the Committee a performance evaluation and compensation recommendation for each of the NEOs, other than himself. The performance evaluation is based on factors such as achievement of individual, departmental, and Company results, as well as an assessment of leadership accomplishments. The Committee reviews these recommendations and makes final recommendations for Board approval. Annual performance metrics and goals for incentive plans are also developed through a process in which management, including the CEO, develops preliminary recommendations that the Committee considers in the development of final recommendations for Board approval.

        While Mr. Chesser and Ms. Curry routinely attend meetings of the Committee, they are not members and do not vote on Committee matters. Only members of the Committee may call Committee meetings. In addition, there are certain portions of Committee meetings when they are not present, such as when the Committee is in closed executive session or discusses their performance or individual compensation. Mr. Chesser's compensation levels and performance goals are recommended by the Committee for approval by the Board. Ms. Curry and Mercer, the external executive compensation consultant, were also consulted in this process in 2009, as described in the next section.

Role of Compensation Consultant

        The Committee retains Mercer as its independent compensation consultant. Mercer was selected by the Committee several years ago, following presentations from other consulting firms, based on their overall capabilities in the area of executive compensation. Mr. Michael Halloran is the Company's lead consultant who works with the Committee. Mr. Halloran is a Worldwide Partner at Mercer and has more than 25 years of experience in executive compensation.

        Mercer provides the Committee with a comprehensive review of the Company's executive compensation programs, including plan design; all executive benefit programs; and a review of pay positioning versus performance to evaluate the magnitude of pay versus performance. Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company's identified peer group. Mercer recommends to the Committee the peer group which might be used; the structure of plans; the market data which should be used as the basis of comparison for base salaries and incentive targets; and conducts comparisons and analyses of base and variable components. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer's overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. However, Mercer neither determines, nor recommends, the amount of an executive's compensation since it is not in a position to evaluate individual executive performance.

        While the Committee retains the sole authority to select, retain, direct, or dismiss the executive compensation consultant, Ms. Curry works directly with the compensation consultant to provide information, coordination, and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer, if the fees would be expected to exceed $10,000. The aggregate fees were well below the $10,000 threshold in 2009.

Role of Peer Group

        Mercer recommended a proxy peer group consisting of organizations of similar character, industry, revenue size, and market capitalization, as compared to the Company. Following discussion, the Committee agreed with the list of 12 companies recommended. These peer companies were the same companies used by the Committee in the prior year in executive compensation benchmarking. They include:

Allegheny Energy	NSTAR	Sierra Pacific Resources
Alliant Energy	Pinnacle West Capital	TECO Energy Inc.
Cleco	PNM Resources	Unisource Energy
DPL	Portland General Electric	Westar Energy

        When other surveys are relied on, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies' revenues, allowing the Company to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Company include the Mercer Energy Survey; Watson Wyatt Top Management Survey: Utilities Sector; Watson Wyatt Top Management Compensation Survey; Towers Perrin Energy Executive Survey; and the Mercer Executive Compensation Survey. The actual numbers of participants vary by survey and are too numerous to list. Survey details are generally viewed as proprietary by the survey sponsors.

Philosophy and Objectives of the Company's Compensation Program

        The Committee believes that Great Plains Energy's shareholders and customers will be best served when the Company is able to attract and retain key talent. Recognizing the strategic imperatives before the Company, the Committee's goal is to provide total remuneration levels which are competitive with jobs of similar scope within the utility market. The Committee uses a combination of base salary, benefits, and performance-based annual and long-term incentives. The Company's goal is to provide base salaries around the median level of comparable companies, with opportunities for higher levels of compensation through time-based and performance-based incentives. The Committee uses incentive program targets and structures that it believes are consistent with those offered in the utility sector, and attempts to tie incentive measures to both shareholder and customer interests. Because of the significant differences in the scope and nature of responsibilities among the NEOs, and the variations in market levels of compensation for the NEOs, there are significant differences in NEO compensation.

        The three main objectives of the Company's executive compensation program are:

1.
To Attract and Retain Highly Qualified and Experienced Executives

        All of the NEOs held senior positions at other companies and each brought considerable industry and business expertise to the Company. While the Company's goal is to provide base salaries at the median of comparable companies with opportunities for variable compensation at higher levels based on performance, on occasion, the Company pays above-market base salaries in order to attract and retain specific talent.

2.
To Motivate Executives to Achieve Strong Short-Term and Long-Term Financial and Operational Results

        The Committee believes that variable compensation should be structured to provide competitively-based incentives for driving Company performance. While the Committee has not elected to adopt policies for allocating between long-term and currently-paid-out compensation, or between cash and non-cash compensation, it does believe in putting more pay at risk as employees move to higher levels of responsibility with more direct influence over the Company's performance. Variable compensation targets for the NEOs represent between 57% and 75% of total direct compensation. The Committee uses a balanced scorecard approach in setting the NEOs' annual incentive plan goals, which includes financial, operational, and individual components, along with key operational and/or financial measures for the long-term, which are designed to place a greater emphasis on increasing long-term shareholder value. Through a combination of plan design and utilization of a variety of mitigation features, the Committee believes the Company's compensation programs are balanced, yet undue risk taking is mitigated.

3.
To Ensure the Alignment of Management Interests with Those of Shareholders

        The Committee believes that a substantial portion of total compensation for its NEOs should be delivered in the form of equity-based incentives. For 2009, 50% of long-term grants were in the form of performance shares which, if earned after three years based on Funds from Operation (FFO) to Total Adjusted Debt and Earnings per Share (EPS), would be paid out in Company stock. In order to provide some degree of retention protection, for all NEOs except Mr. Chesser the remaining 50% of the long-term grant was in the form of time-based restricted shares. Because of share limitations under the LTIP, and as further described on page 44, 40% of Mr. Chesser's long-term grant was in the form of time-based restricted shares and the remaining 10% will be paid in cash subject to the same forfeiture provisions as the restricted stock grant. In addition, the Committee has also implemented share ownership guidelines for executives to further align their compensation with shareholder interests. The guidelines include the value of Company shares executives are expected to acquire and hold, and reflect a level of five times base salary for Mr. Chesser; four times for Mr. Downey; and three times base salary for Messrs. Bassham and Marshall, and Ms. Curry. In 2007, the Committee and Board implemented "hold 'til" requirements, which require the executive to refrain from disposing of shares received under the Company's LTIP, except to satisfy obligations for payment of taxes relating to those shares, until the share ownership guidelines are met and maintained.

Analysis of Executive Compensation

        The material elements of executive compensation are:

  1.
  Cash compensation in the form of base salaries, annual incentives, and, in certain instances, discretionary bonuses;

  2.
  Equity compensation under the Company's LTIP;

  3.
  Perquisites and generally available employee benefits;

  4.
  Deferred compensation;

  5.
  Post-termination compensation;

  6.
  Pension plan and supplemental pension plan; and

  7.
  401(k) plan.

1.
Cash Compensation

        Cash compensation to our NEOs includes (i) a market-competitive and performance-driven base salary; and (ii) annual short-term incentive plans. The Committee has not chosen to target a specific percentage of total compensation to be delivered in cash or cash opportunities as it believes this will vary based on the NEO's position and individual performance and circumstance. However, it does believe that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

  Base Salary

        Base salaries are reviewed at the February Committee meeting, approved by the Board, and, if adjusted, made retroactive to the first of the year. The Committee considers performance evaluations and base salary recommendations submitted by Mr. Chesser for the NEOs, other than himself. Mr. Chesser's performance evaluation is conducted and salary recommendation is prepared by the Committee. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, internal comparisons, comparisons to the salaries of executives in similar positions at similar companies obtained from market surveys, other competitive data and input provided by Mercer, and individual performance evaluations. Individual performance evaluations include major accomplishments during the performance period, as well as qualitative factors, including personal leadership; engagement of employees; disciplined performance management; accountability for results; and community involvement.

        For 2009, the base salary of each NEO was benchmarked against comparable positions reported in peer group proxies and utility surveys. The Committee's general goal is to set base salaries at the median salaries of individuals in comparable positions in companies of similar size within the industry. The base salary range for a position is +/- 15% of this market median or rate. Base salaries for officers are managed within this range. Differences in base salaries between the NEOs are primarily due to differences in job responsibilities and base compensation market levels. The responsibilities of Mr. Chesser, as CEO, span all aspects of the Company, and his base salary reflects this responsibility. In contrast, the responsibilities of the other NEOs are narrower in scope.

        In February 2009, Mercer provided the Committee with tally sheets which provided a compensation history, potential payments upon termination, and wealth accumulation table for each of the NEOs. This information was considered in the Committee's contemplation of 2009 compensation decisions and resulted in preliminary discussions of potential amendments to outstanding long-term performance grants as a result of multiple years of minimal or no incentive payouts. In July, Mercer provided a comparison and analysis of major components of Mr. Chesser's compensation with comparable positions, including the Company's peers. The analysis showed that while Mr. Chesser's total direct compensation at target is at the median of peer companies, actual total compensation was significantly below, and confirmed both the core structure of the Company's programs and its strong pay-for-performance tie.

        Given the challenging economic and financial climate and the resulting impact on the Company's performance, Mr. Chesser requested, and the Board agreed, not to have a base salary adjustment in 2009. Messrs. Downey, Bassham, Marshall, and Curry received base salary increases effective January 1, 2009, of 4.1%, 12.0%, 2.6%, and 3.2%, respectively. Mr. Bassham received a larger percentage increase because his base salary was significantly less than market medians of both peer companies and utility surveys.

        For 2010, because of market conditions and cost-containment concerns, the Committee did not retain Mercer to conduct a full market assessment of all officer positions. Instead, a 3.1% increase was applied to 2009 ranges based on Mercer's assessment of average utility projected increases for 2010. Base salary increases for Mr. Bassham, and Ms. Curry effective January 1, 2010, were 2.4%, and 3.1%, respectively. For the second year, Mr. Chesser requested, and the Board agreed, not to have a base salary adjustment. Messrs. Downey and Marshall are at or above their market medians, and also did not receive base salary increases.

  Annual Incentives

        The Company's annual incentive plan for all officers is based upon a mix of Company-wide and business unit financial and operational metrics, as well as individual performance. The Committee establishes performance metrics designed to reflect target levels in approved business plans which have an approximate 50% probability of achievement. The threshold and maximum levels are established to have approximately 80% and 20% probabilities of achievement, respectively. The Committee reviews management's recommendations of goals and metrics, including a discussion of associated risks, and makes any revisions and then recommends the final goals and metrics to the Board for its approval. In establishing final goals, the Committee assures that:

  •
  incentives are aligned with the strategic goals set by the Board;

  •
  goals are sufficiently ambitious so as to provide a meaningful improvement in performance but strike an acceptable balance between risk and reward; and

  •
  bonus payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

        The Committee developed, with input from Mercer, a structure for the annual incentive plan which provides a financial objective weighted at 40%; key Great Plains Energy or KCP&L business objectives weighted at 40%; and a discretionary individual performance component weighted at 20%. The 20% individual component includes, but is not limited to, a subjective review of the individual's personal leadership; engagement of employees; disciplined performance management; accountability for results; and community involvement. The Committee established target incentives for each NEO as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. For 2009, annual incentive plan targets as a percentage of base salaries for Messrs. Chesser, Downey, Bassham, Marshall, and Ms. Curry were 100%, 70%, 60%, 60%, and 50%, respectively.

        The basic structure of the annual incentive plan provides for 100% payout for target performance for each goal, with the estimation that this level of performance would be achieved most of the time.

Fifty percent (50%) is payable at the threshold level of goal performance and 200% payable at the maximum level of goal performance. Goal performance is extrapolated between the threshold and target levels, and between target and maximum levels. Performance results for any goal which is less than threshold will result in a zero payment for that goal. Effective with the 2009 plan, failure to achieve the threshold level of performance of the financial objective results in a 0% payout for that objective, rather than as a 0% payout for the entire plan, as had been in place in prior years. The Committee made this change to reflect an annual incentive plan design that is more in line with plans of peer companies and also as a result of the volatility in economic and financial market conditions. There were no annual incentive plan payouts for either the 2007 or 2008 plan years.

        After considering the performance criteria and results, the Committee recommends to the Board the final amount of the individual award, occasionally using its discretion. Under the terms of the annual incentive plan, the Committee retains the discretion to modify all components of the annual incentive plan at any time, and to determine the final amount of awards notwithstanding the achievement, or lack of achievement, of goals. The Committee did not exercise this discretion in 2009 with respect to the objective components. There were two qualitative components: the Comprehensive Energy Plan Progress component, weighted at 5%, and the individual performance component, weighted at 20%. These qualitative components have an inherent discretionary aspect due to the multitude of factors to be considered in the evaluation of performance. The 2009 annual incentive plan results are shown in the following table:

2009 Annual Incentive Plan

Objective	Weighting	50% Payout Level	100% Payout Level	200% Payout Level	Actual Performance Result	Payout Percentage

Earnings per share	40%	$1.00	$1.17	$1.40	$1.14	36.5%

System Average Interruption Duration Index	5%	94.45 minutes	87.7 minutes	80.97 minutes	65.05 minutes	10.0%

% equivalent availability—coal and nuclear	10%	77.7%	80.7%	81.7%	79.8%	8.5%

OSHA incident rate	10%	4.2	3.7	3.2	2.9	20.0%

J.D. Power Customer Satisfaction Index—residential	5%	Bottom Half of Tier II	Top Half of Tier II	Tier 1	Tier 1	10.0%

Cumulative Synergy Savings (due to GMO acquisition)	5%	$149.0M	$186.2M	$223.4M	$212.4M	8.5%

Comprehensive Energy Plan Progress	5%	Qualitative measure; judgment made on collective work progress			125%	6.3%

Subtotal						99.8%

Individual performance	20%	Qualitative measure

        Individual awards earned by NEOs are shown in the Summary Compensation Table and ranged from 130.8% to 131.8% of target.

        In 2009, the Committee also added a "clawback" provision to the annual incentive plan which requires individuals to reimburse the Company for annual incentive awards in the event of a restatement or other inaccuracy in results measurement for a period up to three years.

        For the 2010 plan, the Committee added an additional "stretch" payout level between target and superior which corresponds to a 150% achievement level and serves to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives. The performance measures and weightings did not change from the prior year's plan. The metrics associated with each objective performance measure were adjusted to reflect the Company's 2010 budget and business plans.

  Discretionary Cash Bonuses

        From time to time, the Committee may grant a discretionary bonus to an NEO or other officer for extraordinary accomplishments or achievements. In May 2009, Mr. Bassham and Ms. Curry were awarded special one-time bonuses in amounts of $185,000 and $155,000, respectively, in recognition of exemplary work in conjunction with a number of one-time projects completed in the prior year. The awards were structured to be paid one-half in 2010 and one-half in 2011.

2.
Equity Compensation

        As noted above, the Committee believes that a substantial portion of NEO compensation should be in the form of equity in order to best align executive compensation with shareholder interests. The Committee does not believe any of the NEOs have accumulated equity amounts that warrant special consideration in granting future equity awards.

        The Great Plains Energy LTIP allows for grants of stock options, restricted stock, performance shares, and other stock-based awards. The Committee discontinued making any new stock option grants in late 2003, because it believed motivating executives based solely on stock price appreciation was not entirely consistent with the best interests of its shareholders. Since that time, the Committee has used a mix of time-based restricted stock and performance shares that are paid solely on the basis of the attainment of performance goals. While the Committee believes that performance shares should generally account for the majority of annual long-term grants, this has changed in certain years, including 2009, based on the needs of the Company, payout history, characteristics of its executive team, and other external factors.

        While directors, officers and employees of the Company are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve an equity award or awards for officers and employees, including NEOs. When the Committee approved awards in 2009 for officers, it calculated the awards using a cash value determined by multiplying each officer's base salary by a target percentage chosen by the Committee. The target percentage is based on both internal comparisons and survey data provided by Mercer, which provides long-term incentive information on comparable positions at comparable companies, and/or markets in which the Company competes for talent. Generally, the Committee has established targets at the 50th percentile. In 2009, long-term incentive target percentages for Messrs. Chesser, Downey, Bassham, Marshall, and Ms. Curry

were 200%, 150%, 100%, 100%, and 85%, respectively. These target percentages resulted in the following long-term incentive grants of restricted stock and performance shares in 2009:

Name	Restricted Stock		Performance Shares (at target)

Mr. Chesser	44,250	(1)	55,750

Mr. Downey	26,656		26,656

Mr. Bassham	14,635		14,635

Mr. Marshall	13,938		13,938

Ms. Curry	9,478		9,478

(1)
At the May 5, 2009 closing stock price of $14.35, the total number of performance shares and restricted stock that would have been awarded to Mr. Chesser for the 2009-2011 performance period based on his LTIP Target would have exceeded the 100,000-share maximum that may be awarded to any Participant in any one taxable year under the LTIP. The Committee determined that to remedy this issue, at the time the restricted stock vests and subject to the same forfeiture provisions, Mr. Chesser will also be paid $165,025 in cash, representing the May 5, 2009 market value of the additional 11,500 shares over the 100,000-share maximum, plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on those 11,500 shares.

        Performance share grants are for the three-year performance period of January 1, 2009, through December 31, 2011, and may be paid after the end of the period depending on performance. The restricted stock grants referenced in the above table vest on February 10, 2012. Restricted stock has historically, but not always, been granted at the February Board meeting, effective on the meeting date. In December 2009, the Committee agreed to change its grant practices so that, as much as possible, new grants and their associated vesting or payment will occur shortly after the filing of the Company's most recent periodic SEC report. As a result, the dollar amount of restricted stock or performance shares would be authorized at a scheduled meeting, with the actual number of shares issued three business days after the filing of the 10-K or 10-Q, based on that day's closing price. This would also be the practice, to the extent feasible, for shares granted in conjunction with the employment of a new executive.

        In 2009, the Committee also added a "clawback" provision which requires individuals to reimburse the Company for performance share awards in the event of restatement or other inaccuracy in results measurement for a period of up to three years.

        Dividends accrued on all restricted stock awards are reinvested during the period under the Company's Dividend Reinvestment and Direct Stock Purchase Plan, and are subject to the same restrictions as the associated restricted stock.

        Performance shares can pay out at the end of the performance period from 0% to 200% of the target amount, based on performance. For the three-year performance period ending December 31, 2011, there are two equally weighted performance goals: a credit metric (FFO to total adjusted debt) and earnings per share. Given the importance to the Company of maintaining investment-grade credit ratings through the end of the CEP construction period and the next several years of refinancing substantial amounts of maturing debt, the Committee selected a measure that is aligned with a key metric used by credit rating agencies. The Committee believes that equal weightings correspond to an appropriate balance between shareholder return and the importance to the Company of maintaining and improving over time its investment-grade credit ratings. Based on results, the structure provides for the following payout levels:

2009 - 2011 Long-Term Incentive Plan

Objective	Weighting	Threshold (50%)	Target (100%)	Superior (200%)

2011 FFO to Total Adjusted Debt (1)	50%	16.5%	17.0%	18.5%

2011 Earnings Per Share	50%	$1.75	$1.86	$2.00

(1)
FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 44 for an explanation of this measure.

        Performance is extrapolated between the threshold and target levels, and between target and maximum levels. Performance results for a goal which is less than threshold will result in a zero payment for that goal.

        In 2009, the Committee undertook a comprehensive review of the Company's annual and long-term incentive compensation programs in light of various factors, including past payouts, potential future economic and financial market conditions, and the Company's current operating and financial plans. As a result of the review, the Committee and Board determined that the outstanding performance share agreements ("Original Agreements") for the 2007-2009 and 2008-2010 performance periods no longer provided meaningful incentives. As a result these agreements were amended ("Amended Agreements") to provide for a combination of time-based restricted stock and performance shares with different goals. The goals for each performance period are consistent with the goals for the 2009-2011 performance period.

        The Amended Agreements are further described on page 42. The following tables provide the amended structure for both the 2008-2010 and 2007-2009 Performance Periods, as well as the final performance against the 2007-2009 goals determined by the Board in February 2010:

2008-2010 Performance Period (as amended)

Objective	Weighting	Threshold (50%)	Target (100%)	Superior (200%)

2010 FFO to Total Adjusted Debt (1)	50%	14.5%	15.1%	15.6%

2010 Earnings Per Share	50%	$1.20	$1.28	$1.40

2007-2009 Performance Period Results

Objective	Weighting	Threshold (50%)	Target (100%)	Superior (200%)	Results	Percent of Goal Achieved

2009 FFO to Total Adjusted Debt (1)	50%	11.5%	12.1%	12.5%	11.2%	0%

2009 Earnings Per Share	50%	$1.00	$1.17	$1.40	$1.14	91.2%

Total Percentage Earned						45.6%

(1)
FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 44 for an explanation of this measure.

        Prior to calculations of performance share payout levels, and according to provisions of the LTIP, awards are adjusted upwards to reflect any increase in our stock price over the performance period or downwards to reflect any decline in our stock price over the performance period. Payouts for the amended 2007-2009 performance share grants were adjusted downwards by 38.6% prior to application of the final percent earned calculation.

        In February 2009, Messrs. Chesser, Bassham, Downey, and Marshall, and Ms. Curry received payouts of 40,000, 12,500, 22,500, 12,500, and 12,500 shares, respectively, plus 5,404, 1,689, 3,040, 1,689, and 1,689 shares through reinvested dividends, associated with the vesting of the first half of a one-time restricted stock grant in February 2007. The remaining half vested in February 2010. Also in February 2009, Messrs. Chesser, Bassham, Downey, and Marshall, and Ms. Curry received payouts of 8,643, 2,260, 4,587, 2,449, and 1,883 shares, respectively, plus 1,730, 452, 918, 490, and 377 shares through reinvested dividends, associated with the vesting of a restricted stock grant in February 2006.

        In May 2009, the Committee and independent members of the Board approved the grant of a time-based restricted stock award of 58,539 shares to Mr. Bassham for retention purposes. One-third of the restricted stock award will vest on May 5, 2010, one-third will vest on February 10, 2011, and the remaining one-third will vest on February 10, 2012.

        For the 2010-2012 Long-Term Incentive Plan awards, restricted stock constitutes 25% of the executive's grant and performance shares constitute 75%. With the economic and financial markets stabilizing, the Committee decided it was appropriate to move back to 75% performance shares and 25% restricted stock versus the 50% performance shares and 50% restricted stock structure in the prior year's plan. The Committee also felt that total shareholder return (TSR) was a more comprehensive shareholder measurement than EPS, which was the financial measure included in the prior year's LTIP. Because the Committee wished to have an operational metric, Equivalent Availability Factor was added as a third measure in the 2010-2012 Plan. The long-term incentive targets did not change for any of the officers. Performance objectives, weightings, and payout levels are shown in the following chart:

2010-2012 Long-Term Incentive Plan

Objective	Weighting	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

2012 FFO to Total Adjusted Debt (1)	33%	14.6%	17.1%	19.6%	22.1%

TSR versus EEI Index (2)	34%	See below

2012 Equivalent Availability Factor (EAF)-Coal and Nuclear	33%	82.5%	84.8%	85.7%	86.6%

(1)
FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see the discussion of this measure on page 44.
(2)
TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2010-2012. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on how the Company ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (% of Target)

75th and above	200%

60th to 74th	150%

40th to 59th	100%

25th to 39th	50%

24th and below	0%

        The performance share measures discussed above have been established for compensation purposes only. They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any other purpose. The Company has separately provided 2010 earnings guidance, and has not provided any other earnings guidance.

3.
Perquisites

        NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which the Company competes for executive talent, and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.

        As shown in the Summary Compensation Table on page 38, all NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; executive health physicals; a car allowance; memberships in social clubs; and access to sporting events and other entertainment which may be used for personal use on a limited basis. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. The Company withholds income taxes on the amounts as required.

4.
Deferred Compensation Plan

        The Company's Deferred Compensation Plan (DCP) allows selected employees, including NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts, which is annually determined by the Committee and based on the Company's weighted average cost of capital. The rate was 9.7% in 2009, and will be 9.5% in 2010. In addition, the Plan provides for a matching contribution in an amount equal to 50% of the first 6% of base salary deferred, or 100% of the first 6% of base salary, bonus, and incentive pay deferred, depending on the retirement option selected by the individual, and reduced by the matching contribution made for the year to the individual's 401(k) plan account. The DCP is a nonqualified and unfunded plan, and is shown in external market comparisons to be a common element of an executive rewards strategy.

5.
Post-Termination Compensation

        The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to help in securing their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about his or her own continued employment. The Company believes these agreements and benefits are important recruitment and retention devices, as virtually all of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

  Change in Control Severance Agreements

        The Company has change in control agreements with all its executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason," as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive's employment must occur, with very limited exceptions. Generally, the Committee and Board determined the eligibility for potential payments upon change in control, based on comparable practices in the market. The Committee believes it is not uncommon for the chief executive officer and chief operating officer to be covered under a "three times" change in control agreement, nor is it uncommon for other senior level officers to be covered under a "two times" change in control agreement. Messrs. Chesser and Downey are eligible for three times base salary and incentive in the event of a change in control and Messrs. Bassham and Marshall and Ms. Curry are eligible for two times base salary and incentive.

        Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2009, is found under the heading "Potential Payments Upon Termination or Change in Control" beginning on page 52.

  Other Agreements

        The Committee has historically wished to minimize the use of employment agreements to the extent possible. While none of the NEOs have a full written employment agreement, several do have letter agreements which address specific additional benefit provisions.

        As discussed on page 42, under the terms of Mr. Chesser's employment offer letters executed in 2003, he is entitled to receive three times annual salary and bonus if he is terminated without cause prior to reaching age 63. After age 63, any benefit for termination without cause would be one times annual salary and bonus until age 65. Similarly, under the terms of his employment offer letter executed in 2005, Mr. Marshall is entitled to receive two times annual salary and bonus in the event he is terminated other than for cause. Messrs. Chesser and Marshall orally accepted the offers, and the terms described above are enforceable against the Company through the judicial process.

        As discussed in the section titled "Pension Benefits" starting on page 49, under the terms of the employment offer letters, Messrs. Chesser and Marshall receive credit for two years of service for every one year of service earned under the Pension Plan. Mr. Downey, as incentive to remain with the Company through the completion of the current power plant construction project, has a benefit agreement which provides a $700,000 lump sum payment upon his separation from service provided that (i) he remains until his 65th birthday and (ii) he remains in good standing with the restricted covenants in his change in control severance agreement.

6.
Pension Plan and Supplemental Pension Plan

        The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the "Pension Plan") for employees, including all NEOs. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period.

        The Company also has a Supplemental Executive Retirement Plan ("SERP") for its executives, including all NEOs. This unfunded plan provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Plan. It also adds a slightly higher benefit accrual rate than the Pension Plan.

        Based on provisions in their employment offer letters as previously described, Messrs. Chesser and Marshall receive credit for two years of service for every one year of service earned under the Pension Plan, payable under the SERP.

        In 2007, management employees of Great Plains Energy and KCP&L were given a one-time election to remain in their existing Pension Plan and 401(k) Plan ("Old Retirement Plan"), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan ("New Retirement Plan"). Messrs. Bassham and Marshall elected to participate in the New Retirement Plan.

7.
401(k) Plan

        The Great Plains Energy 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

  •
  Employees in the Old Retirement Plan can contribute up to 40% of base pay. After one year of employment, the Company matches 50% of the first 6% of pay that is contributed. Employees are fully vested in the entire match and associated earnings after 6 years.

  •
  Employees in the New Retirement Plan can contribute up to 75% of base pay, bonus, incentive, and overtime pay. The Company matches 100% of the first 6% of total pay that is contributed. All contributions vest immediately.

  •
  Prior to January 1, 2010, the Company match was made with Great Plains Energy stock, although a participant could diversify or transfer into different investments. Effective January 1, 2010, participants make an investment election (which includes Company stock as an option) for the Company match as they do for their own 401(k) contributions.

  •
  Contributions are limited by the tax code.

Committee Consideration of Executive Compensation Program Risk

        At the request of the Committee, an analysis of the risks associated with the Company's compensation programs, including those for executive officers, was performed by management, including the participation of the Vice President—Strategy and Risk Management. The conclusions of this analysis, with which the Committee concurred, were that the risks associated with the Company's compensation programs are not likely to have a material adverse effect on the Company, and instead encourage performance that supports sustainable shareholder value. Among the items the Committee considered were:

  •
  The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business. This diversity precludes any myopic focus on a single element of performance.

  •
  The performance measures for all incentive compensation programs are directly tied to the Company's annual and long-term budgets and business plans.

  •
  There are no business unit-specific incentive plans. Divisional goals constitute no more than 50% of the target amount of the non-officer annual incentive plans. The maximum amount payable to non-officer employees ranges from about 1% at the lowest level to 30% of base salary for senior non-officers.

  •
  The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

  •
  The Company currently does not grant stock options.

  •
  The Company (for non-officers) and the Committee (for officers) have downward discretion over incentive program payouts.

  •
  The Company has implemented "clawback" provisions to its officer annual incentive compensation and performance share awards.

  •
  Officers are subject to share ownership and retention guidelines.

  •
  The Board oversees the Company's enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings and credit position of the Company, which are important aspects of the Company's incentive compensation plans.

  •
  A "stretch" performance level has been added to the 2010 officer annual incentive plan to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

Tax and Accounting Implications

        With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company's goal to be as tax efficient as possible, the Company's shareholders are best served by not restricting the Committee's and the Company's discretion and flexibility in developing compensation programs. The unrealized tax benefit by the Company in 2009, as a result of lost deductions, was $904,600.

COMPENSATION COMMITTEE REPORT

        The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the CD&A be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

                      Compensation and Development Committee

                      William C. Nelson, Chair
                      David L. Bodde
                      Gary D. Forsee
                      James A. Mitchell
                      Linda H. Talbott
                      Robert H. West

EXECUTIVE COMPENSATION

        Executive Compensation is more fully explained in the CD&A section, starting on page 23. The following table shows the total salary and other compensation awarded to and earned for services rendered in all capacities to Great Plains Energy and its subsidiaries by Mr. Chesser, our Chief Executive Officer, Mr. Bassham, our Chief Financial Officer, and Messrs. Downey, and Marshall and Ms. Curry, who were our three other most highly compensated executive officers as of the end of the year. Compensation earned under our annual incentive plans is reported in the "Non-Equity Incentive Plan Compensation" column.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)

Mr. Chesser Chairman and Chief Executive Officer— Great Plains Energy	2009 2008 2007	800,000 800,000 725,000	— — —	2,011,587 886,280 3,514,099	1,054,400 — —	688,347 565,030 381,284	225,863 63,749 71,000	4,780,197 2,315,059 4,691,383

Mr. Bassham Executive Vice President—Finance & Strategic Development & Chief Financial Officer— Great Plains Energy	2009 2008 2007	420,000 375,000 325,000	185,000 — —	1,404,919 235,444 1,037,836	332,136 — —	56,282 39,620 32,542	67,729 58,475 52,220	2,466,066 708,539 1,447,598

Mr. Downey President and Chief Operating Officer— Great Plains Energy	2009 2008 2007	510,000 490,000 470,000	— — —	1,039,227 416,193 1,909,122	470,526 — —	271,494 847,900 189,316	53,859 54,882 71,749	2,345,106 1,808,975 2,640,187

Mr. Marshall Executive Vice President— Utility Operations— Kansas City Power & Light Company	2009 2008 2007	400,000 369,583 335,000	— — —	546,028 222,895 1,045,871	313,920 — —	228,633 168,028 147,109	60,892 56,837 49,381	1,549,473 817,343 1,577,361

Ms. Curry Senior Vice President— Human Resources and Corporate Secretary— Great Plains Energy	2009	320,000	155,000	396,665	210,880	113,211	50,353	1,246,109

(1)
The amounts reflected in this column are discretionary cash bonuses awarded in 2009. The bonuses will be paid, without interest, in two equal installments in 2010 and 2011.
(2)
The amounts shown in this column are the aggregate grant date fair values of restricted stock and performance shares granted under our LTIP during each year, computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. See note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules.

As discussed in more detail in our CD&A and in the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables, the 2007 and 2008 awards of performance shares were amended in 2009, and the Amended Awards provide for a combination of performance shares and time-based restricted stock. The grant date fair value or incremental fair value, as applicable, of this restricted stock, plus the incremental fair value with respect to the resulting amounts of performance shares computed as of the amendment date in accordance with ASC Topic 718, is included in the amounts shown for 2009.

The amounts shown in this column reflect the value at the grant date of performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The payout of performance share awards can range from 0% to 200% of the target amount, depending upon performance and as adjusted for the change in stock price between the grant date and the end of the award period (for the 2007-2009 performance period) or the business day before the payment date (for all other performance periods). The following table shows the aggregate grant date fair values of performance shares for each year for both target and maximum level of performance. Please note that the amounts for 2007 and 2008 reflect the original numbers of performance shares awarded in each of those years, and the amounts for 2009 reflect the incremental fair value associated with the amended number of these performance shares.

	Grant date fair value of 2007 performance share awards ($)		Grant date fair value of 2008 performance share awards ($)		Grant date fair value of 2009 performance share awards ($)		Incremental fair value of amended performance share awards ($)

Name	Target	Maximum	Target	Maximum	Target	Maximum	Target	Maximum

Mr. Chesser	770,449	1,540,898	598,628	1,197,256	838,480	1,676,960	200,638	401,276

Mr. Bassham	195,722	391,444	159,018	318,036	220,110	440,220	52,596	105,192

Mr. Downey	382,930	765,860	281,115	562,230	400,906	801,812	95,883	191,766

Mr. Marshall	201,730	403,460	150,542	301,084	209,628	419,256	51,085	102,171

Ms. Curry	168,611	337,222	131,463	262,926	142,549	285,098	44,017	88,034

  For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.

(3)
The amounts shown in this column are cash awards earned under our annual incentive plans.
(4)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer's benefits under our pension plan, SERP and other supplemental retirement plans, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO:

Name	Change in Pension Value ($)	Change in SERP and Other Supplemental Retirement Plan Value ($)	Above-Market Earnings on Deferred Compensation ($)

Mr. Chesser	67,575	552,378	68,394

Mr. Bassham	23,104	24,672	8,506

Mr. Downey	54,398	131,928	85,168

Mr. Marshall	3,812	165,901	58,920

Ms. Curry	21,090	55,734	36,387

  The amount shown for Mr. Downey in the "Change in SERP and Other Supplemental Retirement Plan Value" column includes $91,772 for the change in actuarial present value of his SERP benefit, and $40,156 for the actuarial present value of the supplemental retirement and severance benefit granted to him in 2008. No other NEO has such a benefit.

(5)
These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees. These perquisites and personal benefits are of the following types: (A) employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with (B) any excess contributed to the officers' accounts in our non-qualified deferred compensation plan); (C) flexible benefits and other health and welfare plan benefits; (D) car allowances; (E) club memberships; (F) executive financial planning services; (G) parking; (H) spouse travel; (I) personal use of company tickets; (J) matched charitable donations; and (K) executive health physicals, as detailed below. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)

Mr. Chesser	7,350	16,650	13,198	7,200	2,770	11,900	840	644	286	—	—

Mr. Bassham	14,700	10,500	17,814	7,200	2,770	11,900	840	1,254	751	—	—

Mr. Downey	7,350	7,950	13,207	7,200	2,770	11,900	840	—	142	2,500	—

Mr. Marshall	14,700	9,300	13,026	7,200	2,770	11,900	840	—	1,156	—	—

Ms. Curry	7,350	2,250	16,615	7,200	—	11,900	840	—	526	1,250	2,422

  As discussed on page 44, the Committee in 2009 determined that when a restricted stock grant vests on February 10, 2012, and subject to the same forfeiture provisions, Mr. Chesser will also be paid $165,025 in cash, plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on a notional amount of 11,500 shares. The $165,025 amount of this cash award is included in the amount shown for Mr. Chesser in 2009.

        The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled "All other option awards: number of securities underlying options" and "Exercise or base price of option awards," because no options were granted in 2009.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
									Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

	May 5, 2009 (1)	400,000	800,000	1,600,000

	May 5, 2009 (2)				27,875	55,750	111,500		838,480

	May 5, 2009 (3)							9,379	93,040

Mr. Chesser	May 5, 2009 (4)							21,011	252,849

	May 5, 2009 (5)							44,250	626,580

	May 6, 2008 (6)				10,506	21,011	42,022		140,143

	February 6, 2007 (7)				4,690	9,379	18,758		60,495

	May 5, 2009 (1)	126,000	252,000	504,000

	May 5, 2009 (2)				7,318	14,635	29,270		220,110

	May 5, 2009 (3)							2,383	23,639

Mr. Bassham	May 5, 2009 (4)							5,581	67,161

	May 5, 2009 (5)							14,635	207,232

	May 5, 2009 (8)							58,539	834,181

	May 6, 2008 (6)				2,791	5,581	11,162		37,225

	February 6, 2007 (7)				1,192	2,383	4,766		15,370

	May 5, 2009 (1)	178,500	357,000	714.000

	May 5, 2009 (2)				13,328	26,656	53,312		400,906

	May 5, 2009 (3)							4,662	46,247

Mr. Downey	May 5, 2009 (4)							9,867	118,742

	May 5, 2009 (5)							26,656	377,449

	May 6, 2008 (6)				4,934	9,867	19,734		65,813

	February 6, 2007 (7)				2,331	4,662	9,324		30,070

	May 5, 2009 (1)	120,000	240,000	480,000

	May 5, 2009 (2)				6,969	13,938	27,876		209,628

	May 5, 2009 (3)							2,456	24,364

Mr. Marshall	May 5, 2009 (4)							5,284	63,589

	May 5, 2009 (5)							13,938	197,362

	May 6, 2008 (6)				2,642	5,284	10,568		35,244

	February 6, 2007 (7)				1,228	2,456	4,912		15,841

	May 5, 2009 (1)	80,000	160,000	320,000

	May 5, 2009 (2)				4,739	9,478	18,956		142,549

	May 5, 2009 (3)							2,053	20,366

Ms. Curry	May 5, 2009 (4)							4,614	55,525

	May 5, 2009 (5)							9,478	134,208

	May 6, 2008 (6)				2,307	4,614	9,228		30,775

	February 6, 2007 (7)				1,027	2,053	4,106		13,242

(1)
Reflects potential payments under our 2009 annual incentive plans. The actual amounts earned in 2009 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)
Consists of performance share awards under our LTIP for the period 2009-2011. Performance shares are payable in common stock, cash, or a combination of stock and cash at the end of the performance period, depending on results of the two equally weighted measures of funds from operations (FFO) as a percentage of total adjusted debt, and earnings per share. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in stock price between the grant date and the business day before the payment date. Dividends will be paid in cash at the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $15.04 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(3)
The 2007 awards of performance shares were amended in 2009, and the Amended Awards provide for a combination of performance shares and time-based restricted stock. The number and incremental fair value of the restricted stock shares resulting from the conversion of performance shares to restricted stock are reflected in this row. This restricted stock award vests on May 5, 2010. The incremental fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $9.92 per share.

(4)
The 2008 awards of performance shares were amended in 2009, and the Amended Awards provide for a combination of performance shares and time-based restricted stock. The number of restricted stock shares issued pursuant to the amendment exceeded the number of performance shares converted. As required by ASC Topic 718, incremental fair value was recognized on the portion of restricted stock shares equal to the number of converted performance shares, and grant date fair value was calculated for the remainder of the restricted stock shares. The aggregate number of restricted stock shares issued and the combined incremental fair value and grant date fair value are reflected in this row. This restricted stock award vests on February 10, 2011. As calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures), the incremental fair value, is $10.73 per share for the shares converted from the original performance shares granted in 2008, and the grant date fair value is $14.29 per share for the additional restricted stock issued per the amendments to the 2008 performance share agreements.

	Mr. Chesser	Mr. Bassham	Mr. Downey	Mr. Marshall	Ms. Curry

Number of restricted stock shares resulting from conversion of performance shares	13,314	3,537	6,252	3,348	2,924

Number of additional restricted stock shares issued	7,697	2,044	3,615	1,936	1,690

(5)
Consists of time-based restricted stock awards under our LTIP that vest on February 10, 2012. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $14.16 per share.
(6)
The 2008 awards of performance shares were amended in 2009, and the Amended Awards provide for a combination of performance shares and time-based restricted stock. The resulting number of performance shares and the incremental fair value (at target) with respect to those performance shares computed as of the amendment date in accordance with ASC Topic 718 of $6.67 per share, is shown on this line. The grant date fair value of the original number of performance shares awarded in 2008 is reflected in the 2008 stock awards in the Summary Compensation Table.
(7)
The 2007 awards of performance shares were amended in 2009, and the Amended Awards provide for a combination of performance shares and time-based restricted stock. The resulting amount of performance shares and the incremental fair value (at target) with respect to those performance shares computed as of the amendment date in accordance with ASC Topic 718 of $6.45 per share, is shown on this line. The grant date fair value of the original number of performance shares awarded in 2007 is reflected in the 2007 stock awards in the Summary Compensation Table.
(8)
This time-based restricted stock award vests in equal increments on May 5, 2010, February 10, 2011, and February 10, 2012. The grant date fair value of each increment, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $14.34, $14.28 and $14.13 per share, respectively.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND PLAN-BASED AWARDS TABLE

Employment Agreements

        We agreed to certain compensation terms with Messrs. Chesser and Marshall at the time of their employment. These terms are contained in their employment offer letters. If Mr. Chesser is terminated without cause prior to age 63, he will be paid a severance amount equal to three times his annual salary and bonus; if terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

        If Mr. Marshall is terminated without cause, he will be paid a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. Mr. Marshall is also credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

        In August of 2008, the Company entered into an enhanced retirement and severance benefit agreement with Mr. Downey which provides a $700,000 lump sum payment upon his separation from service provided that (i) he remains until his 65th birthday and (ii) he remains in good standing with the restricted covenants set forth in his Change in Control Agreement. This agreement also provided for the payment of this lump sum if the Company terminated Mr. Downey's employment before age 65 (other than for Cause), or if Mr. Downey terminated employment before age 65 for Good Reason. Mr. Downey is currently 65 years old. Please see "Potential Payments Upon Termination or Change in Control," beginning on page 52 for a more detailed description of this agreement.

        Our NEOs have also entered into Change in Control Severance Agreements. Please see "Potential Payments Upon Termination or Change in Control," beginning on page 52 for a description of these agreements and the other agreements described above.

        Base salaries for our NEOs are set by the independent members of our Board, upon the recommendations of our Compensation and Development Committee. For 2009, the base salaries were: Mr. Chesser, $800,000; Mr. Bassham, $420,000; Mr. Downey, $510,000; Mr. Marshall, $400,000; and Ms. Curry, $320,000. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans, our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, partially subsidized parking, spouse travel, personal use of company tickets, executive physicals, and matched charitable donations.

Equity Awards

  Amendments to Outstanding Performance Share Awards

        As discussed in our CD&A, the Original Agreements for the 2007-2009 and 2008-2010 performance periods were amended. The Original Agreements granted performance shares based on a single performance metric—the Company's TSR compared to the Edison Electric Institute TSR index for electric utility companies over the relevant performance period. The Amended Agreements provide for a combination of performance shares and time-based restricted stock. In calculating the number of performance shares and restricted stock under the Amended Agreements, the value of the performance shares granted under the Original Agreements (determined as of the date of the original awards) was first reduced by two-thirds (for the 2007-2009 performance awards) and one-third (for the 2008-2010 awards). The resulting amounts were then divided by the fair market value (as defined in the LTIP) of Great Plains Energy stock on May 5, 2009, to arrive at a number of shares, which was then divided equally between performance shares and restricted stock.

        The following table summarizes the number of performance shares under the Original Agreements and the number of performance shares and restricted stock under the Amended Agreements for our NEOs:

	Performance Shares under Original Agreements (at Target)		Performance Shares under Amended Agreements (at Target)		Restricted Stock under Amended Agreements

Name	2007-2009	2008-2010	2007-2009	2008-2010	Vesting May 5, 2010	Vesting February 10, 2011

Mr. Chesser	25,520	34,325	9,379	21,011	9,379	21,011

Mr. Bassham	6,483	9,118	2,383	5,581	2,383	5,581

Mr. Downey	12,684	16,119	4,662	9,867	4,662	9,867

Mr. Marshall	6,682	8,632	2,456	5,284	2,456	5,284

Ms. Curry	5,585	7,538	2,053	4,614	2,053	4,614

        Further information about these grants of restricted stock and performance share awards is provided below.

  Restricted Stock

        During 2009, our Board made several awards of time-based restricted stock to each of our NEOs as follows:

  •
  The Board granted restricted stock as a component of the equity incentive compensation for the 2009-2011 period. These restricted stock awards will vest on February 10, 2012. These awards were: Mr. Chesser, 44,250 shares; Mr. Bassham, 14,635 shares; Mr. Downey, 26,656 shares; Mr. Marshall, 13,938 shares; and Ms. Curry, 9,478 shares.

  •
  The Board granted restricted stock in connection with the Amended Agreements for the 2007-2009 period, which vest on May 5, 2010. The amount for each NEO is provided in the preceding table.

  •
  The Board granted restricted stock in connection with the Amended Agreements for the 2008-2010 period, which vest on February 10, 2011. The amount for each NEO is provided in the preceding table.

  •
  The Board made a special retention grant of restricted stock to Mr. Bassham of 58,539 shares. The award vests in equal increments on May 5, 2010, February 10, 2011, and February 10, 2012.

Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same time-based restrictions as the underlying awards.

  Performance Shares

        Performance shares are payable in common stock, cash, or a combination of common stock and cash (as determined by the Compensation and Development Committee) after the end of the performance period, depending on the achievement of specified measures. The two equally weighted measures for the 2009-2011 performance share grants and for the performance share grants as amended by the Amended Agreements are funds from operations (FFO) as a percentage of total adjusted debt, and earnings per share as of the last year in each performance period. Fifty percent of the target number of performance shares allocated to each measure is payable at the threshold level of performance and 200% of the target number is payable at the maximum level of performance. Dividends will be paid in cash at the end of the period on the number of shares earned. Payments may be made in shares of common stock, cash, or a combination of cash and stock. There is no payout of performance shares allocated to a measure for performance below the threshold. Our LTIP also provides for an adjustment to the number of shares earned based on the ratio of our stock price at the end of the performance period to the stock price on the performance share grant date. This means that a decrease in stock price will result in fewer shares paid, and an increase in stock price will result in more shares paid.

        As discussed in our CD&A, one of the performance share measures is "FFO to total adjusted debt". This is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP"). This measure is based, with some adjustments, on the Standard & Poor's methodology of calculating FFO to total debt. FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; subordinated debt interest; and settlements of interest rate hedges. These adjustments to 2009 cash flow from operations resulted in an FFO of $441.7 million. Total adjusted debt is comprised of the average balance of short term debt, long term debt (excluding subordinated debt and the unamortized portion of the fair value adjustment to GMO's debt), accounts receivable sold, accrued interest expense (excluding subordinated debt and day-ahead borrowings), operating lease commitments, a portion of purchase capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock. Total adjusted debt for 2009, as calculated, was $3.94 billion.

        Performance against the 2007-2009 performance share measures is discussed on page 32 of the CD&A.

Annual Incentive Plan

        Under the annual incentive plan for 2009, our NEOs were eligible to receive up to 200% of a target amount set as a percentage of their respective base salaries, as follows: Mr. Chesser, 100%; Mr. Bassham, 60%; Mr. Downey, 70%; Mr. Marshall, 60%; and Ms. Curry, 50%. Performance against the 2009 annual incentive plan measures is discussed on page 29 of the CD&A.

Cash Bonuses and Other Cash Compensation

        In 2009, the Board granted discretionary cash bonuses of $185,000 and $155,000 to Mr. Bassham and Ms. Curry, respectively. These bonuses are payable in two equal installments, without interest, on February 10, 2010 and February 10, 2011. The bonuses are payable regardless of whether Mr. Bassham or Ms. Curry remain employed with the Company.

        As discussed in the CD&A, the total number of performance shares and restricted stock that would have been awarded to Mr. Chesser for the 2009-2011 performance period based on his LTIP target would have exceeded the 100,000 share maximum that may be awarded to any participant in any one taxable year under the LTIP. The Committee determined that to remedy this issue, at the time the restricted stock vests and subject to the same forfeiture provisions, Mr. Chesser will also be paid $165,025 in cash, representing the fair market value as of May 5, 2009, of the additional 11,500 shares over the 100,000 share maximum, plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on those 11,500 shares. The $165,025 amount of this cash award is reflected in the "All Other Compensation" column for 2009.

Salary and Bonus in Proportion to Total Compensation

        Please see the CD&A for an explanation of the amount of salary, bonus and other compensation elements in proportion to total compensation.

        The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2009. We have omitted from the table the columns titled "Number of securities underlying unexercised options, unexercisable" and "Equity incentive plan awards: Number of securities underlying unexercised unearned options," because there are no unexercisable options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards

Name (a)	Number of Securities Underlying Unexercised Option (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (1)(4) (g)	Market Value of Shares of Stock That Have Not Vested ($) (2)(3) (h)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#) (4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (2)(4) (j)

Mr. Chesser	—	—	—	147,919	2,868,149	43,071	835,147

Mr. Bassham	—	—	—	104,906	2,034,127	11,301	219,126

	20,000	25.55	2/6/11	—	—	—	—
Mr. Downey	20,000	24.90	2/5/12	80,530	1,561,477	20,593	399,298
	5,249	27.73	8/5/13	—	—	—	—

Mr. Marshall	—	—	—	43,229	838,210	10,839	210,168

Ms. Curry	—	—	—	36,657	710,779	8,073	156,535

(1)
Includes reinvested dividends on restricted stock that carry the same restrictions.
(2)
The value of the shares is calculated by multiplying the number of shares by the closing market price ($19.39) as of December 31, 2009.

(3)
Columns (g) and (h) reflect the time-based restricted stock grants that were not vested as of December 31, 2009. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2009.

Name	Grant Date	Vesting Date	Number of Shares of Restricted Stock That Have Not Vested

	May 5, 2009	May 5, 2010	9,713
	May 5, 2009	February 10, 2011	21,759
Mr. Chesser	May 5, 2009 May 6, 2008	February 10, 2012 February 5, 2011	45,825 12,707
	February 6, 2007	February 6, 2010	10,157
	February 6, 2007	February 6, 2010	47,758

	May 5, 2009	May 5, 2010	2,468
	May 5, 2009	February 10, 2011	5,780
	May 5, 2009	February 10, 2012	15,156
	May 5, 2009	May 5, 2010	20,207
Mr. Bassham	May 5, 2009	February 10, 2011	20,207
	May 5, 2009	February 10, 2012	20,208
	May 6, 2008	February 5, 2011	3,376
	February 6, 2007	February 6, 2010	2,580
	February 6, 2007	February 6, 2010	14,924

	May 5, 2009	May 5, 2010	4,828
	May 5, 2009	February 10, 2011	10,218
Mr. Downey	May 5, 2009 May 6, 2008	February 10, 2012 February 5, 2011	27,605 5,967
	February 6, 2007	February 6, 2010	5,048
	February 6, 2007	February 6, 2010	26,864

	May 5, 2009	May 5, 2010	2,543
	May 5, 2009	February 10, 2011	5,472
Mr. Marshall	May 5, 2009 May 6, 2008	February 10, 2012 February 5, 2011	14,434 3,196
	February 6, 2007	February 6, 2010	2,659
	February 6, 2007	February 6, 2010	14,924

	May 5, 2009	May 5, 2010	2,126
	May 5, 2009	February 10, 2011	4,778
Ms. Curry	May 5, 2009 May 6, 2008	February 10, 2012 February 5, 2011	9,815 2,791
	February 6, 2007	February 6, 2010	2,223
	February 6, 2007	February 6, 2010	14,924

(4)
Columns (i) and (j) reflect the performance share awards, reflecting threshold level achievement of each performance metric, that were outstanding as of December 31, 2009. The following table provides the performance period and number of performance shares, at threshold, for each of the outstanding grants as of December 31, 2009.

Name	Performance Period	Number of Shares at Threshold

	2009-2011	27,875
Mr. Chesser	2008-2010	10,506
	2007-2009	4,690	(1)

	2009-2011	7,318
Mr. Bassham	2008-2010	2,791
	2007-2009	1,192	(1)

	2009-2011	13,328
Mr. Downey	2008-2010	4,934
	2007-2009	2,331	(1)

	2009-2011	6,969
Mr. Marshall	2008-2010	2,642
	2007-2009	1,228	(1)

	2009-2011	4,739
Ms. Curry	2008-2010	2,307
	2007-2009	1,027	(1)

(1)
Subsequent to the end of the performance period, the independent members of the Board determined that the aggregate achievement of the applicable performance metrics was 45.6% of target, and that the following numbers of performance shares were earned: Mr. Chesser, 2,626; Mr. Bassham, 667; Mr. Downey, 1,306; Mr. Marshall, 688; and Ms. Curry, 575. As permitted by the LTIP, the Committee determined that the performance share payments would be made in a combination of stock and cash. The cash was retained and applied by the Company to withholding tax obligations associated with the performance share payments. The number of shares actually paid were: Mr. Chesser, 1,845; Mr. Bassham, 469; Mr. Downey, 918; Mr. Marshall, 483; and Ms. Curry, 440.

OPTION EXERCISES AND STOCK VESTED

        We have omitted the "Option award" columns from the following table, because none of our NEOs exercised options in 2009.

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (1) (e)

Mr. Chesser	55,777	1,132,222

Mr. Bassham	16,901	343,169

Mr. Downey	31,045	630,245

Mr. Marshall	17,128	347,737

Ms. Curry	16,449	334,075

(1)
Awards of time-based restricted stock, plus reinvested dividends, vested on February 6, 2009, and on February 7, 2009. The value realized on vesting is the number of shares vested on each date multiplied by the $20.34 closing price on February 6, 2009, and the closing price of $20.12 on February 9, 2009, the first business day after the February 7, 2009, vesting date. The following table provides detail for each of these vesting events.

	Vesting Date	Restricted Stock Vesting	Reinvested Dividends Vesting	Value on Vesting Date ($20.34 per share) ($)	Value on Vesting Date ($20.12 per share) ($)

Mr. Chesser	February 6, 2009	40,000	5,404	923,517	—

	February 7, 2009	8,643	1,730	—	208,705

Mr. Bassham	February 6, 2009	12,500	1,689	288,604	—

	February 7, 2009	2,260	452	—	54,565

Mr. Downey	February 6, 2009	22,500	3,040	519,484	—

	February 7, 2009	4,587	918	—	110,761

Mr. Marshall	February 6, 2009	12,500	1,689	288,604	—

	February 7, 2009	2,449	490	—	59,133

Ms. Curry	February 6, 2009	12,500	1,689	288,604	—

	February 7, 2009	1,883	377	—	45,471

        The following discussion of the pension benefits for the NEOs reflects the terms of the Company's Management Pension Plan (the "Pension Plan"), SERP and Mr. Downey's supplemental retirement benefit agreement, and the present value of accumulated benefits as of December 31, 2009. We have omitted the column titled "Payments during the last fiscal year," because no payments were made in 2009.

 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)

Mr. Chesser (1)	Management Pension Plan	6.5	274,002

	Supplemental Executive Retirement Plan	13	1,990,291

Mr. Bassham	Management Pension Plan	4	83,494

	Supplemental Executive Retirement Plan	4	67,524

	Management Pension Plan	9.5	403,431

Mr. Downey	Supplemental Executive Retirement Plan	9.5	630,702

	Supplemental Executive Retirement Plan	n/a	696,664

Mr. Marshall (1)	Management Pension Plan	4	119,620

	Supplemental Executive Retirement Plan	8	473,884

Ms. Curry	Management Pension Plan	4.5	116,583

	Supplemental Executive Retirement Plan	4.5	110,524

(1)
Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Without this augmentation, Messrs. Chesser and Marshall would have accrued $857,193 and $350,364, respectively, under the SERP.

        Our NEOs, participate in the Pension Plan and the SERP. In 2007, our management employees were given a one-time election to remain under the existing terms of the Pension Plan (the "Old Retirement Plan"), or to elect a new retirement program (the "New Retirement Plan") that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Messrs. Chesser and Downey and Ms. Curry elected to remain under the Old Retirement Plan; Messrs. Bassham and Marshall elected the New Retirement Plan. We note the differences between the Old Retirement Plan and the New Retirement Plan below.

        In the table above, the present value of the current accrued benefits under the Pension Plan and SERP with respect to each listed officer is based on the following assumptions: retirement at the later of (i) the age as of December 31, 2009, and (ii) the earlier of age 62 or when the sum of age and years of service equal 85; full vesting of accumulated benefits; a discount rate of 5.9%; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Pension Plan

        The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service add up to 85 (the "Rule of 85"), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a "single life" annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67% per year, capped at 30 years of service. The 50% annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. If the benefit commences prior to age 62, it is reduced by 3% for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs, only Mr. Downey and Mr. Chesser were eligible for early retirement benefits under the Pension Plan as of the end of 2009. Mr. Downey's early retirement benefit would have been a monthly annuity equal to 15.9% of average base monthly salary during the period of 48 consecutive months in which earnings were highest. Mr. Chesser's early retirement benefit would have been a monthly annuity equal to 10.7% of average base monthly salary during the period of 60 consecutive months in which earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2009, the annual limitation is $245,000.

        Employees, such as Messrs. Bassham and Marshall, who elected the New Retirement Plan, retain the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the New Retirement Plan also earn a benefit equal to 1.25% of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the New Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5% per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5% per year reduction if they retire before age 62) when they start receiving pre-2008 accrued benefits. Participants in the New Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph.

SERP

        The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. For participants under the Old Retirement Plan, it adds an additional 1/3% of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant's benefits under the Pension Plan. Participants under the New Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. As mentioned, Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). All of our NEOs have elected to receive their benefits upon separation from service, and all except Ms. Curry have elected to receive their benefits in a lump sum. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

Supplemental Retirement Benefit

        As discussed, Mr. Downey has an agreement with the Company providing for a supplemental lump sum retirement benefit of $700,000 if he retires after he reaches the age of 65. For the present value of this supplemental retirement benefit, we used the same assumptions as for the Pension Plan and SERP present values, except that we assumed retirement at age 65, because the agreement provides no retirement benefits if he retires before age 65. Mr. Downey turned 65 in January 2010, and he is now eligible to receive this benefit.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)

Mr. Chesser	647,200	16,650	148,085	—	2,209,482

Mr. Bassham	12,000	10,500	18,416	—	212,204

Mr. Downey	337,263	7,950	184,403	—	2,297,428

Mr. Marshall	513,920	9,300	127,573	—	1,812,925

Ms. Curry	60,000	2,250	78,785	—	889,302

(1)
All of the amounts deferred are included in the Summary Compensation Table. The amounts of 2009 salary deferred are: Mr. Chesser, $120,000; Mr. Bassham, $12,000; Mr. Downey, $102,000; Mr. Marshall, $200,000; and Ms. Curry, $60,000. The amounts of 2009 deferred non-equity incentive plan compensation are: Mr. Chesser, $527,200; Mr. Downey, $235,263; and Mr. Marshall, $313,920.
(2)
The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the "All Other Compensation" column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Chesser, $68,394; Mr. Bassham, $8,506; Mr. Downey, $85,168; Mr. Marshall, $58,920; and Ms. Curry $36,387.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Mr. Chesser, $163,560 (2008) and $155,092 (2007); Mr. Bassham, $17,218 (2008) and $18,619 (2007); Mr. Downey, $154,243 (2008) and $145,361 (2007); and Mr. Marshall, $212,554 (2008) and $196,358 (2007). Ms. Curry was not a NEO prior to 2009.

        Our deferred compensation plan (the "DCP") is a nonqualified and unfunded plan. It allows selected employees, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Messrs. Chesser and Downey and Ms. Curry, who elected the Old Retirement Plan, and those for participants, such as Messrs. Bassham and Marshall, who elected the New Retirement Plan. Old Retirement Plan participants may defer up to 50% of base salary and 100% of awards under annual incentive plans. The DCP provides for a matching contribution in an amount equal to 50% of the first 6% of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant's account under our Employee Savings Plus Plan, as described in our CD&A. For New Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100% of the first 6% of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant's account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Compensation and Development Committee and is based on the Company's weighted average cost of capital. The rate was set at 9.7% for 2009. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. All of our NEOs, except Mr. Chesser, have elected to have the payments made as of their separation from service. Mr. Bassham and Ms. Curry have elected to receive a lump sum payment; our other NEOs have elected to receive annual payments over a five year period. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Our NEOs are eligible to receive payments in connection with termination of their employment, as explained in this section.

Payments under Change in Control Severance Agreements

        We have Change in Control Severance Agreements ("Change in Control Agreements") with our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a "Change in Control" or within a "protected period." Generally, a "Change in Control" occurs if:

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of at least 35% of our outstanding voting securities;

  •
  a change occurs in the majority of our Board; or

  •
  a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity), or a liquidation, dissolution or a sale of substantially all of our assets occurs or is approved by our shareholders.

        A "protected period" starts when:

  •
  we enter into an agreement that, if consummated, would result in a Change in Control;

  •
  we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of 10% or more of our outstanding voting securities; or

  •
  our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.

        The protected period ends when the Change in Control transaction is consummated, abandoned or terminated. GMO's acquisition in July 2008 did not constitute a "Change in Control" under our Change in Control Agreements.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change in control arrangements effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive's compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

        Our change in control arrangements are "double trigger," meaning that acceleration of vesting is not awarded upon a change in control, unless the NEO's employment is terminated involuntarily (other than for cause) within 2 years of a Change in Control or protected period. We believe this structure strikes a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

        The benefits under the Change in Control Agreements depend on the circumstances of termination. The benefits are greater if the employee is not terminated for "Cause," or if the employee terminates employment for "Good Reason." "Cause" includes:

  •
  a material misappropriation of any funds, confidential information or property;

  •
  the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

  •
  willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

  •
  gross negligence or willful misconduct in performance of the employee's duties (after written notice and a reasonable period to remedy the occurrence).

        An employee has "Good Reason" to terminate employment if:

  •
  there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the "protected period";

  •
  there is any reduction in annual base salary after the start of the "protected period";

  •
  there is any reduction in benefits below the level provided at any time during the 90-day period prior to the "protected period"; or

  •
  the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the "protected period."

        Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee's employment, is in direct competition with the business of the Company within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

Change in Control with Termination of Employment

        The following table sets forth our payment obligations under the Change in Control Agreements, existing awards of restricted stock and performance shares, SERP and DCP under the circumstances specified upon a termination of employment for our NEOs. The amounts shown in the table for each NEO are based on the assumptions that the termination took place on December 31, 2009, that all 2009 vacation was taken or paid during the year, and the NEO was paid for all salary earned through the date of termination. The table does not reflect amounts that would be payable to the NEOs for benefits or awards that already vested. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan.

Benefit	Mr. Chesser ($)	Mr. Bassham ($)	Mr. Downey ($)	Mr. Marshall ($)	Ms. Curry ($)

Two Times or Three Times Salary (1)	2,400,000	840,000	1,530,000	800,000	640,000

Two Times or Three Times Bonus (2)	1,192,735	182,824	593,933	200,554	136,424

Annual Bonus (3)	1,054,400	332,136	470,526	313,920	210,880

DCP payment (4)	—	222,398	2,161,232	1,571,009	932,024

SERP payment (5)	2,321,818	173,342	689,308	654,418	254,444

Additional Retirement Benefits (6)	1,589,008	266,758	1,144,486	408,847	236,493

Supplemental Retirement and Severance (7)	—	—	700,000	—	—

Performance Share Awards Vesting (8)	1,787,480	468,775	854,992	450,170	337,046

Restricted Stock Vesting (9)	2,868,124	2,034,128	1,561,464	838,206	710,794

Option Dividends Vesting (10)	—	—	52,280	—	—

401(k) Employer Match Vesting	—	—	—	—	4,487

Health and Welfare (11)	186,690	73,535	140,394	75,313	72,095

Accrued 2010 Vacation	61,538	32,308	39,231	30,769	24,615

Deferred Compensation Plan Employer Match Vesting	—	—	—	—	3,863

Tax Gross-Up (12)	3,241,601	873,464	1,875,036	829,833	664,579

Total	16,703,394	5,499,668	11,812,882	6,173,039	4,227,744

(1)
Messrs. Chesser and Downey receive three times their highest annual base salary, and Messrs. Bassham and Marshall and Ms. Curry receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)
Messrs. Chesser and Downey receive three times their highest average annualized annual incentive compensation awards during the five fiscal years (or, if less, the years they were employed by the company) immediately preceding the fiscal year in which the Change in Control occurs. Messrs. Bassham and Marshall and Ms. Curry receive two times their highest average annualized annual incentive compensation awards.
(3)
The Change in Control Agreements provide for a bonus at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change in Control occurs, pro rated for the number of days employed in that year. As the NEOs would have been eligible to receive the full amount of the 2009 annual incentive plan payments, which are greater than the annualized pro rata bonus amounts, the 2009 annual incentive plan payments are shown.
(4)
Messrs. Downey and Marshall elected to have their DCP balances paid out in substantially equal annual installments over five years when they separate from service. Mr. Bassham and Ms. Curry elected to have their DCP balances paid out in a lump sum when they separate from service. Because these four NEOs are "specified employees" under Internal Revenue Code Section 409A, payments triggered by a separation from service must be delayed for six months. Thus, the amounts shown for them reflect their DCP account balances as of December 31, 2009, plus interest on the balances through June 30, 2010. The total amount of DCP payments to Messrs. Downey and Marshall will differ from the amounts shown, due to the five year payout; as the DCP interest rate is subject to change by the Board, it is not possible to estimate the total amounts that would be paid. The payment of Mr. Chesser's DCP balance is not triggered by a separation from service, and thus is excluded from the table.
(5)
All of our NEOs have elected to have their SERP benefits paid in a lump sum upon separation from service, except for Ms. Curry, who elected to have her SERP benefit paid in the form of a 50% joint pension. The amounts shown on this line reflects the benefits payable under the SERP as of June 30, 2010, reflecting the required Section 409A delay; the additional benefit arising from additional years of service credited upon a Change in Control is provided on the next line.

(6)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. Mr. Chesser is credited with two years for every one year of credited service under the Pension Plan, plus six additional years of credited service. Mr. Downey is credited for three additional years of service. Mr. Marshall is credited for two years for every one year of credited service under the Pension Plan, plus four additional years of credited service. Mr. Bassham is credited for two additional years of service. These benefits are paid through our SERP.
(7)
Mr. Downey's supplemental retirement and severance benefit agreement provided for a $700,000 payment if the Company terminated his employment without Cause prior to age 65.
(8)
In the event of a "change in control" (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all pre-May 2007 performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. Grants after April 2007 have an additional condition that the grantee's employment must have been terminated without Cause or for Good Reason. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $19.39 closing price of our stock on December 31, 2009, plus accrued cash dividends.
(9)
In the event of a "change in control" (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all restrictions on pre-May 2007 restricted stock grants are removed. Grants after April 2007 have an additional condition that the grantee's employment must have been terminated without Cause or for Good Reason. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of December 31, 2009, plus reinvested dividends carrying the same restrictions, valued at the $19.39 closing price of our stock on that date.
(10)
Certain of Mr. Downey's stock option grants provide for the payment of accrued dividends upon a Change in Control, as described in the next section.
(11)
The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals.
(12)
The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 280G gross-up payments"). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed in more detail below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Change in Control without Termination of Employment

        Upon a Change in Control, all restrictions on outstanding unvested restricted stock and unvested restricted stock options granted prior to the May 2007 amendments to our LTIP held by our NEOs would vest, and all outstanding performance share grants that were granted prior to May 2007 would be deemed to have been fully earned, even if the NEO continues employment throughout the protected period. The following table sets forth the value of the restricted stock and the target level of performance shares for the 2007-2009 performance period (using the December 31, 2009, closing price of our stock) plus accrued dividends payable under these pre-May 2007 grants to the indicated NEOs, assuming a Change in Control as of December 31, 2009.

	Mr. Chesser ($)	Mr. Bassham ($)	Mr. Downey ($)	Mr. Marshall ($)	Ms. Curry ($)

Performance Shares	220,782	56,096	109,743	57,814	48,328

Restricted Stock	1,122,972	339,403	618,774	340,934	332,480

        Mr. Downey holds stock options that are currently exercisable. He has limited stock appreciation rights on 45,249 option shares, which entitle him, in the event of a Change in Control, to receive cash in an amount equal to the difference between the fair market value, as of the date of the event, of the shares underlying the stock appreciation rights and the aggregate base or exercise price of these options. Of those option shares, 5,249 option shares also carry rights to accrued dividends upon option exercise or in the event of a Change in Control. No amount would have been paid on the limited stock appreciation rights if a Change in Control occurred on December 31, 2009, because the fair market value on that date was less than the exercise prices of these options. Mr. Downey would have been entitled to receive $52,280, less applicable withholding taxes, respecting the accrued dividends on the 5,249 option shares.

Retirement

        Upon retirement the NEO would receive all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. As of December 31, 2009, Messrs. Chesser and Downey were eligible to participate in our management employee retiree medical benefit plans. As with any other eligible management employee retiree, we would have paid 40% of the monthly premiums (which would have initially been $584 and $584 for Messrs. Chesser and Downey, respectively) until they became eligible for Medicare. At that time, they would be eligible to participate in our retiree "Medicare Plus" plan, which covers most Medicare-covered expenses that are not paid by Medicare. We currently subsidize retirees' premiums for this plan, and Messrs. Chesser and Downey would be eligible for 22% and 32% of the subsidy amount in effect at that time, based on their years of credited service as of December 31, 2009.

        Restricted stock and performance share awards granted before May 2007 are prorated in the event of retirement, death or disability for service during the applicable periods. As the 2007-2009 performance period ended on December 31, 2009, there would have been no proration; however, the restricted stock awards granted in 2007 vested on February 6, 2010, and would have been subject to proration. The following table provides the value of these performance shares and prorated restricted stock (using the December 31, 2009, closing price of our stock) plus accrued dividends.

	Mr. Chesser ($)	Mr. Bassham ($)	Mr. Downey ($)	Mr. Marshall ($)	Ms. Curry ($)

Performance Shares	220,782	56,096	109,743	57,814	48,328

Restricted Stock	1,085,016	327,931	597,859	329,410	321,242

The remaining performance share and restricted stock awards are forfeited upon retirement, unless the Compensation and Development Committee took other action in its sole discretion. Mr. Downey's outstanding options expire three months after his retirement.

        Retirees are eligible for a prorated portion of annual incentive plan awards. There would have been no proration for a December 31, 2009 retirement, and the amounts of the 2009 awards are set out in column (g) of the Summary Compensation Table.

Death or Disability

        In the event of death or disability, the NEO would receive all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. In addition, the outstanding performance share, restricted stock and annual incentive plan awards would have been payable as described in the "Retirement" section above. If Mr. Downey had died or become disabled as of December 31, 2009, a lump sum payment of $696,664 would have been payable under his supplemental retirement and severance benefit agreement, and his outstanding options would have expired in twelve months.

Resignation or Termination

        In the event of resignation or termination, the NEO would receive all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA. All outstanding equity and annual incentive awards would have terminated, unless the Compensation and Development Committee took other action in its sole discretion.

        Mr. Chesser's employment offer letters provide that if he is terminated without cause, he will receive three times annual salary and bonus (if terminated prior to age 63), or one-time salary and bonus (if terminated between age 63 and before age 65). If Mr. Chesser had been terminated without cause as of December 31, 2009 (and assuming that the Change in Control Agreement was not applicable), he would have received $4,800,000 under this arrangement.

        Mr. Marshall's employment offer letter provides that if he is terminated without cause, he will receive a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. If Mr. Marshall had been terminated without cause as of December 31, 2009 (and assuming that the Change in Control Agreement was not applicable), he would have received $1,040,000 under this arrangement.

        Mr. Downey's supplemental retirement and severance benefit agreement provided for a $700,000 lump sum payment if the Company terminated Mr. Downey's employment before age 65 (other than for Cause), or if Mr. Downey terminated employment before age 65 for Good Reason. As noted above, Mr. Downey is now age 65.

OTHER BUSINESS

        Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Barbara B. Curry Senior Vice President—Human Resources and Corporate Secretary
Kansas City, Missouri March 24, 2010

You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000047413_1 R2.09.05.010 GREAT PLAINS ENERGY INCORPORATED GREAT PLAINS ENERGY INCORPORATED 1200 Main Street KANSAS CITY, MO 64105 Annual Meeting February 23, 2010 May 04, 2010 10:00 AM CDT Kansas City Public Library, Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, MO 64112

How To Vote Please Choose One of The Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line. 0000047413_2 R2.09.05.010 1. Combined Document Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2010 to facilitate timely delivery.

Voting items 0000047413_3 R2.09.05.010 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 D.L. Bodde 02 M.J. Chesser 03 W.H. Downey 04 R.C. Ferguson, Jr. 05 G.D. Forsee 06 J.A. Mitchell 07 W.C. Nelson 08 J.J. Sherman 09 L.H. Talbott 10 R.H. West The Board of Directors recommends you vote FOR the following proposal(s): 2 Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000047413_4 R2.09.05.010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000047412_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 D.L. Bodde 02 M.J. Chesser 03 W.H. Downey 04 R.C. Ferguson, Jr. 05 G.D. Forsee 06 J.A. Mitchell 07 W.C. Nelson 08 J.J. Sherman 09 L.H. Talbott 10 R.H. West GREAT PLAINS ENERGY INCORPORATED 1200 Main Street KANSAS CITY, MO 64105 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal (s): For Against Abstain 2 Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2010. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, adminstrator, corporate officer, trustee, guardianer custodian, please give full title.

0000047412_2 R2.09.05.010 THANK YOU FOR VOTING! Great Plains Energy Incorporated Annual Meeting of Shareholders May 4, 2010 10:00 a.m. Central Daylight Time Kansas City Public Library, Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, MO 64112 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com. GREAT PLAINS ENERGY INCORPORATED 1200 Main Street, Kansas City, Missouri 64105 This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2010. The undersigned hereby appoints M. J. Chesser and W. H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 4, 2010, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting. This proxy revokes all prior proxies given by the undersigned. This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned without direction, such shares will be voted FOR the Items. If any other matters properly come before the meeting, the persons named in this proxy will return their discretion. Confidential Voting Instructions to JPMorgan Chase Bank, N.A., and its successors, as Trustee under the Great Plains Energy Incorporated 401 (K) Savings Plan. I hereby direct the Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to my account in the Plan shall be exercised at the Annual Meeting of Shareholders on May 4, 2010, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1 and 2 and on any other business that may properly come before the meeting. The Board of Directors recommends a vote FOR Items 1 and 2. Continued and to be signed on reverse side